UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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CMS Energy Corporation
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CMS ENERGY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 1, 2015

To Fellow Shareholders of CMS Energy Corporation:

The Annual Meeting of Shareholders of CMS Energy Corporation (“CMS” or the “Corporation”) will be held on Friday, May 1, 2015, at 9:00 A.M., Eastern Daylight Saving Time, at our corporate headquarters located at One Energy Plaza, Jackson, Michigan 49201. The purposes of the Annual Meeting are to:

(1)	Elect as Directors the 11 nominees named in this Proxy Statement;
(2)	Conduct an advisory vote to approve the Corporation’s executive compensation;
(3)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015; and
(4)	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

The Board of Directors recommends a vote “FOR” proposals 1 through 3. The proxy holders will use their discretion to vote on any other matters that may arise at the Annual Meeting.

Our Annual Report to Shareholders for the year 2014, including the Form 10‑K with our consolidated financial statements, accompanies this Proxy Statement.

If you were a shareholder of record at the close of business on March 9, 2015, you are entitled to vote. Every vote is important. You can help minimize costs by promptly voting via telephone or Internet. You may also vote by signing and returning the enclosed proxy card or by casting a ballot in person at the Annual Meeting. We strongly encourage you to cast your proxy vote and exercise your right as a shareholder.

By Order of the Board of Directors

Melissa M. Gleespen
Corporate Secretary

CMS Energy Corporation

One Energy Plaza

Jackson, Michigan 49201

March 30, 2015

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on May 1, 2015

This Proxy Statement and the Annual Report to Shareholders are available at

https://materials.proxyvote.com/125896.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE 2015 ANNUAL MEETING AND VOTING	Page 1
CORPORATE GOVERNANCE	Page 6
Background	Page 6
Boards of Directors	Page 7
Board Leadership Structure	Page 7
Risk Oversight	Page 7
Compensation Risk	Page 8
Director Independence	Page 8
Majority Voting Standard	Page 9
Codes of Ethics	Page 9
Board Communication Process	Page 10
Related Party Transactions	Page 10
No Pledging or Hedging	Page 11
Board and Committee Information	Page 11
PROPOSAL 1: ELECT THE 11 DIRECTOR NOMINEES TO THE CORPORATION’S BOARD OF DIRECTORS	Page 16
BENEFICIAL OWNERSHIP OF CMS COMMON STOCK	Page 23
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	Page 25
COMPENSATION DISCUSSION AND ANALYSIS	Page 25
Executive Summary	Page 25
Objectives of Our Executive Compensation Program	Page 29
The Elements of Our Executive Compensation Program	Page 34
Corporate Governance as it Relates to Executive Compensation	Page 41
Tax Deductibility of Compensation	Page 43
COMPENSATION AND HUMAN RESOURCES COMMITTEES REPORT	Page 43
2014 COMPENSATION TABLES	Page 45
PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	Page 67
REPORT OF THE AUDIT COMMITTEES	Page 69
FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Page 71
PROPOSAL 3: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Page 71
2016 PROXY STATEMENT INFORMATION	Page 72

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE

2015 ANNUAL MEETING AND VOTING

The Board of Directors (the “Board”) of CMS Energy Corporation (“CMS” or the “Corporation”) solicits your proxy for our Annual Meeting of Shareholders to be held on May 1, 2015. We are releasing this Proxy Statement and the enclosed proxy card to shareholders on or about March 30, 2015.

The terms “we” and “our” as used in this Proxy Statement generally refer to CMS and its principal subsidiary, Consumers Energy Company (“Consumers”). While established, operated and regulated as separate legal entities and publicly traded companies, CMS and Consumers historically have had the same individuals serve as members of both Boards and Committees of the Boards and adopted coordinated director and executive compensation arrangements and plans as well as auditing relationships. The two companies also historically have significant overlap in executive management. Thus, in certain contexts in this Proxy Statement, the terms “we” and “our” refer to each of CMS and Consumers and satisfy their respective disclosure obligations. In addition, the disclosures frequently reference “Boards” and “Committees” and similar plural presentations to reflect these parallel structures of CMS and Consumers.

Q:   What are the purposes of this Annual Meeting?

A:   At the Annual Meeting, our shareholders will be asked to:

(1)

Elect as Directors the following 11 nominees: Jon E. Barfield, Deborah H. Butler, Kurt L. Darrow, Stephen E. Ewing, Richard M. Gabrys, William D. Harvey, David W. Joos, Philip R. Lochner, Jr., John G. Russell, Myrna M. Soto and Laura H. Wright (see Proposal 1);

(2)	Conduct an advisory vote to approve the Corporation’s executive compensation (see Proposal 2);
(3)	Ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Corporation’s independent registered public accounting firm for 2015 (see Proposal 3); and
(4)

Transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement, in accordance with the procedures required to be followed under our Amended and Restated Bylaws (“Bylaws”). The Board knows of no other matters that might be presented to the meeting except matters incident to the conduct of the meeting. However, if any other matters (including matters incident to the conduct of the meeting) do come before the meeting, it is intended that the holders of the proxies will vote in their discretion.

Q:   Who is entitled to vote at the Annual Meeting?

A:   Only shareholders of record at the close of business on March 9, 2015, are entitled to vote at the Annual Meeting. As of March 9, 2015 (“Record Date”), the Corporation’s outstanding securities entitled to vote consisted of a total of 275,979,065 shares of common stock, $.01 par value, of the Corporation (“Common Stock” or “CMS Common Stock”). Each outstanding share is entitled to one vote on each matter that comes before the Annual Meeting. All shares represented by valid proxies will be voted at the Annual Meeting.

Q:   What is the difference between a shareholder of record and a “street name” holder?

A:   If your shares are registered directly in your name with Wells Fargo Bank, National Association, Shareowner Services Division (“Wells Fargo”), our transfer agent, you are considered the shareholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described under “How do I vote my shares?” below. If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, stock exchange rules will determine whether your broker may vote your shares without first receiving instructions from you on an item being presented to shareholders for approval at the Annual Meeting.

Q:   How do I vote my shares?

A:   If you hold your shares in your own name as a shareholder of record, you may vote by telephone, Internet, mail or by casting a ballot in person at the Annual Meeting.

•	To vote by telephone or Internet, follow the instructions on your proxy card.
•	To vote by mail, complete your proxy card, sign and date it, and return it in the enclosed, postage‑paid envelope.

You can help minimize costs by voting via telephone or Internet.

If your shares are voted by proxy, the shares will be voted as you instruct. If you sign and return your proxy card, but do not give any specific voting instructions on your proxy card, your shares will be voted as the Board recommends. Your shares will also be voted as recommended by the Board, in its discretion, on any other business that is properly presented for a vote at the Annual Meeting.

If your shares are held in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should provide a voting instruction form for you to use in directing it how to vote your shares.    You will not be able to vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your brokerage firm, bank or other nominee.

Q:   Who may attend the Annual Meeting and are there any requirements I must meet in order to attend in person?

A:   Any shareholder of record as of March 9, 2015 may attend. You will be asked to register upon arrival and will be required to present proof of current stock ownership (such as a recent account statement) and government‑issued photo identification (such as a driver’s license) prior to being admitted.

If your shares are held in street name and you do not obtain a legal proxy but still want to attend the Annual Meeting (and not vote your shares in person), you may provide other evidentiary material, such as broker statements or a letter from your broker proving ownership as of the Record Date. CMS reserves the right to restrict admission if evidentiary material is not definitive proof of proper and timely ownership.

Q:   Can I change my vote after I have voted or can I revoke my proxy?

A:   Yes. If you are a shareholder of record, you can revoke your signed proxy card at any time before it is voted at the Annual Meeting, either by signing and returning a proxy card with a later date or by attending in person and changing your vote at the Annual Meeting. If you have voted your shares by telephone or Internet, you can revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date later than your last telephone or Internet vote, but prior to the close of the ballots at the Annual Meeting.

If your shares are held in street name, you may submit new voting instructions to your broker, bank or other nominee.

Q:   What constitutes a quorum at the Annual Meeting?

A:   The presence of the holders of a majority of the outstanding shares of Common Stock in person or by proxy at the Annual Meeting will constitute a quorum, which is needed to transact any business. Abstentions and broker discretionary votes are counted towards establishing a quorum, as discussed in more detail below.

Q:   How are votes counted for each item?

A:   Your confidential vote is received and counted by the tabulator and inspector of election. Your vote will not be disclosed except as required by law or in other limited circumstances. The determination of approval of corporate action by the shareholders is based on votes “for” and “against.” In general, abstentions are not counted as “for” or “against” votes but are counted in the determination of a quorum.

With respect to Proposal 1, the election of each director nominee requires approval from a majority of the votes cast by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors (see Corporate Governance, Majority Voting Standard later in this Proxy Statement for additional information about the application of this standard). On Proposals 2 and 3, approval requires votes “for” by a majority of the votes cast by the holders of shares entitled to vote thereon.

Under the New York Stock Exchange, Inc. (“NYSE”) listing standards, if your broker, bank or other nominee holds your shares in its name and does not receive voting instructions from you, your broker, bank or other nominee has discretion to vote these shares on “routine” matters only and will not be able to vote on non‑routine items. For purposes of the Annual Meeting, we understand that the proposal relating to the ratification of the appointment of our independent registered public accounting firm will be treated as a routine item, but all other proposals will be non‑routine items. On routine items, broker discretionary votes are counted toward determining the outcome of those items. Broker discretionary votes are counted toward establishing a quorum.

Q:   What does it mean if I get more than one set of proxy materials?

A:   You may receive multiple copies of proxy materials if your shares are registered differently (i.e. trust, joint, name spelling variation, etc.) and/or if they are in more than one account (i.e. broker, bank, transfer agent, etc.).  Please vote all of the proxies that you receive and consider consolidating accounts.

If you are a shareholder of record receiving multiple sets of materials and wish to consolidate accounts, please contact Wells Fargo at 1-855-598-2714.

If your shares are held in street name and you are receiving multiple sets of materials and wish to consolidate accounts, please contact your brokerage firm, bank or other nominee.

Q:   What is “householding” and how does it affect me?

A:   We have adopted a procedure called “householding” which has been approved by the Securities and Exchange Commission (“SEC”).   Householding is intended to reduce printing costs, mailing costs and fees by eliminating the mailing of duplicate copies of the Annual Report and Proxy Statement to any household at which two or more shareholders reside.  Under this procedure, a single copy of the Annual Report and Proxy Statement will be sent to such households if the shareholders at such households consent, unless one of the shareholders at the address notifies us that they wish to receive additional copies, at which time separate sets of documents will be promptly delivered to you. Consent for householding will remain in effect until revoked.  Shareholders who participate in householding will continue to receive separate proxy cards.

You may revoke your consent to household at any future date by submitting a written request to Broadridge Householding Dept, 51 Mercedes Way, Edgewood, NY 11717, or making an oral request by telephone to 1-800-542-1061.

If you share an address and would like a single copy of our Annual Report or Proxy Statement please notify CMS by making a request to our Corporate Department at CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201, 1-517-788-0298.

If your shares are held in street name, you can request information about householding by contacting your brokerage firm, bank or other nominee.

Q:  Can I elect to receive and view CMS’ Annual Report and Proxy Statement electronically?

A:   If you are a shareholder of record and you received printed proxy materials, you may elect to receive future proxy materials electronically. To do so you must provide your consent and enroll in this service by following the instructions listed on your proxy card.  By consenting to electronic delivery, you are stating that you currently have, and expect to have, access to the Internet. If you do not currently have, or do not expect to have, access to the Internet, please do not elect to have documents delivered electronically. If you choose to receive future proxy materials electronically, you will receive an e-mail message next year containing the Internet address to view materials. Your enrollment will be effective until revoked.

If your shares are held in street name you should contact your brokerage firm, bank or other nominee and inquire about their electronic delivery options. All Shareholders can view, search and print the current year’s Proxy Statement and Annual Report at www.cmsenergy.com/investor-relations.

Q:   Who pays the cost of soliciting proxies?

A:   The cost of solicitation of proxies will be borne by CMS. Proxies may be solicited by directors, officers and other employees of CMS or its subsidiaries or affiliates, personally or by telephone, facsimile, Internet, or mail, none of whom will receive compensation for their solicitation efforts. We have arranged for Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to solicit proxies in such manner, and it is anticipated that the cost of such solicitations will amount to approximately $10,000, plus incidental expenses. We may also reimburse brokers, dealers, banks, voting trustees or other record holders for postage and other reasonable expenses of forwarding proxy materials to the beneficial owners of CMS Common Stock held of record by such brokers, dealers, banks, voting trustees or other record holders.

Q:   How does a shareholder recommend a person for election to the Boards for the next Annual Meeting?

A:   Shareholders can submit recommendations of nominees for election to the Boards. Shareholder recommendations will be provided to the Governance and Public Responsibility Committees (the “Governance Committees”) for consideration. The information that must be included and the procedures that must be followed by a shareholder wishing to recommend a director candidate for the Boards’ consideration are the same as would be required under our Bylaws if the shareholder wished to nominate that candidate directly. You may access the Bylaws at www.cmsenergy.com/corporategovernance. Accordingly, any recommendation submitted by a shareholder regarding a director candidate must be submitted within the time frame provided in the Bylaws for director nominations and must include (a) a statement from the proposed nominee that he or she has consented to the submission of the recommendation and (b) such other information about the proposed nominee that would be required by our Bylaws to be included in a notice to CMS were the shareholder intending to nominate such proposed nominee directly. Shareholders should send their written recommendations of nominees c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, Michigan 49201.

CORPORATE GOVERNANCE

Background

The Boards have adopted Amended and Restated Corporate Governance Principles (“Principles”) that reflect corporate and Board practices as well as SEC rules and NYSE listing standards. The Principles describe the role of the Boards and their Committees, the role of the Chairman of the Board (“Chairman”), the role of the Chief Executive Officer (“CEO”), the composition and meeting procedures of the Boards and their Committees, as well as Board and Committee compensation and self‑evaluation matters. The Governance Committees are responsible for overseeing and reviewing the Principles at least annually and recommending any proposed changes to the Boards for approval. The Boards have adopted Charters for each of their standing Committees, except the Executive Committees, that detail their purposes and duties, composition, meetings, resources and authority as well as other aspects of Committee activities. Each Committee reviews its Charter annually and recommends changes to the Governance Committees for review and recommendation to the Boards for approval.

The current versions of our Principles, the Charters of our standing Committees (other than the Executive Committees), and other corporate governance information, including our Employee and Director Codes of Conduct, are available through our website at www.cmsenergy.com/corporategovernance.

Boards of Directors

The Boards provide oversight with respect to our overall performance, strategic direction and significant corporate policies. They approve major initiatives, advise on key financial and business objectives, and monitor progress with respect to these matters. Directors are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by our CEO, Chief Financial Officer (“CFO”) and other officers. The Boards have five standing Committees, the principal responsibilities of which are described under Board and Committee Information below.

Board Leadership Structure

The Principles provide that the Boards have determined, for the present time, it is in the best interests of the Corporation and its shareholders to keep the offices of CEO and Chairman separate to enhance oversight responsibilities. The Boards believe that this leadership structure promotes independent and effective oversight of management on key issues relating to long‑range business plans, long‑range strategic issues and risks. The Principles also provide that at any time when the Chairman is not considered independent under NYSE listing standards and our Principles, a Presiding Director will be chosen by the independent directors to coordinate the activities and preside at the executive sessions attended only by the independent members of the Boards.

Risk Oversight

The Boards’ risk oversight process includes regular reports from senior management on areas of material operational, legal, regulatory, financial, strategic, compliance and reputational risk. The Boards receive an annual risk management review from the Corporation’s Executive Director of Risk in addition to the risk oversight functions performed by the various Committees of the Boards. These include: (1) a review by the Audit Committees of the risks associated with the Corporation’s operating and financial activities which could impact its financial and other disclosure reporting as well as a review of the Corporation’s policies on risk assessment, controls and accounting risk exposure; (2) the Audit Committees’ review and approval of risk management policies; (3) a review by the Compensation and Human Resources Committees (“Compensation Committees”) of the potential risks associated with the Corporation’s executive compensation policies and practices; and (4) the Compensation Committees’ review of management’s assessment of the likelihood that the Corporation’s incentive compensation plans will have a material adverse impact on the Corporation.

Compensation Risk

Management annually undertakes a comprehensive review of the compensation policies and practices throughout the organization in order to assess the risks presented by such policies and practices. Following this year’s review, we have determined that such policies and practices are not reasonably likely to have a material adverse effect on the Corporation. Management’s analysis and determination were reported to and reviewed by the Compensation Committees.

Director Independence

Each Board has determined that the following Directors, comprising all of the non-employee Directors, are “independent” under the NYSE listing standards and our more stringent independence standards included in our Principles: Mr. Barfield, Ms. Butler, Mr. Darrow, Mr. Ewing, Mr. Gabrys, Mr. Harvey, Mr. Joos, Mr. Lochner, Ms. Soto, Mr. Way, Ms. Wright and Mr. Yasinsky. The Independence Standards adopted by the Boards as part of our Principles, can be found on our website at www.cmsenergy.com/corporategovernance. These Independence Standards identify, among other things, material business, charitable and other relationships that could interfere with a Director’s ability to exercise independent judgment.  The Boards identified the following relationships which they deemed were immaterial to such directors’ independence:

•	Charitable contributions made to organizations of which certain of our directors are affiliated.
•

Purchases of services, commodities, materials or equipment from entities, during the ordinary course of business, on which certain of our directors serve and all such transactions were significantly below one percent of the consolidated gross revenues of the counterparty to the transaction.

•	Participation in a venture capital fund which supports the growth of venture capital in Michigan and on which Mr. Gabrys serves as a director.
•	Retail electricity or natural gas purchases from Consumers at rates or charges fixed in conformity with law or governmental authority.

Each member of each Audit Committee is independent as defined in the NYSE listing standards and the applicable rules and regulations of the SEC.

Each member of each Compensation Committee satisfies the independence tests set forth in the NYSE listing standards, the regulations under Section 162 of the Internal Revenue Code (“IRC”) and Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Majority Voting Standard

Under the Boards’ majority voting standard, as contained in the CMS Articles of Incorporation and the Principles, any director nominee who receives less than a majority of the votes cast by the Corporation’s shareholders at a regular election shall promptly tender his or her resignation. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director, without regard to the effect of abstentions. Upon receipt of such a tendered resignation, the Governance Committees shall consider and recommend to the Boards whether to accept or decline the resignation. The Boards will act on the Governance Committees’ recommendation within 90 days following certification of the shareholder vote, and contemporaneously with that action will cause the Corporation to publicly disclose the Boards’ decision whether to accept or decline such director’s resignation offer (and the reasons for rejecting the resignation offer, if appropriate). The director who tenders his or her resignation pursuant to the standard will not be involved in either the Governance Committees’ recommendation or the Boards’ decision to accept or decline the resignation. Due to complications that arise in the event of a contested election of directors, this standard would not apply in that context, and the underlying plurality vote requirement of Michigan law would control any contested director elections.

Codes of Ethics

CMS has adopted a code of ethics, titled “CMS Energy 2015 Code of Conduct and Guide to Ethical Business Behavior” (the “Employee Code”) that applies to its CEO, CFO and Chief Accounting Officer (“CAO”), as well as all other officers and employees of the Corporation and its subsidiaries, including Consumers. CMS and Consumers have also adopted a code of ethics titled “Board of Directors Code of Conduct” (the “Directors’ Code”) that applies to the members of the Boards. The Governance Committees annually review the codes of ethics and recommend changes to the Boards, as appropriate. The Employee Code is administered by the Chief Compliance Officer (“CCO”), who reports directly to the Audit Committees. The Audit Committees oversee compliance with the codes of ethics for employees and directors. Any alleged violation of the Directors’ Code by a director will be investigated by disinterested members of the Audit Committees, or if none, by disinterested members of the Boards. The Governance Committees would recommend appropriate action to the Boards in the event a determination is made that a director violated the Directors’ Code. Any waivers of, or exceptions to, a provision of the Employee Code that applies to our CEO, CFO, CAO or persons performing similar functions and any waivers of, or exceptions to, a provision of our Directors’ Code will be disclosed on our website at www.cmsenergy.com/complianceandethics. No such waivers or exceptions were granted in 2014. The Employee Code and the Directors’ Code are posted on our website at www.cmsenergy.com/complianceandethics.

Board Communication Process

CMS and Consumers shareholders, employees or third parties can communicate with the Boards, Committees of the Boards, the independent directors as a group, or an individual director, including our Chairman, by sending written communications c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, Michigan 49201. The Corporate Secretary will forward such communications to the Boards, or the appropriate Committees, group of directors or individual director. Further information regarding shareholder, employee or other third‑party communications with the Boards or their Committees, the independent directors or individual members of the Boards can be accessed on our website at www.cmsenergy.com/corporategovernance.

In addition, the Corporation has an on‑going outreach program to develop and maintain communication with its largest institutional shareholders in regards to governance and compensation issues. The Corporation values these discussions and the Board considers the pertinent feedback when evaluating corporate governance and compensation issues.

Any shareholder, employee or third party who wishes to submit a compliance concern to the Boards or applicable Committees, including complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committees, may do so by any of the following means:

•	send correspondence or materials addressed to the appropriate party c/o the Chief Compliance Officer, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, Michigan 49201;
•	send an e‑mail or other electronic communication via the external website www.ethicspoint.com, addressed to the appropriate party; or
•	call the CMS and Consumers Compliance Hotlines at either 1‑800‑CMS‑5212 (an internally monitored line) or 1‑866‑ETHICSP (monitored by an external vendor).

All such communications will be reviewed by the CCO (who reports directly to the Audit Committees of the Boards) prior to being forwarded to the Boards or applicable Committees or directors.

Related Party Transactions

CMS, Consumers or one of their subsidiaries may occasionally enter into transactions with related parties. “Related Parties” include directors or executive officers, beneficial owners of more than 5% of CMS Common Stock, family members of such persons, and entities in which such persons have a direct or indirect material interest. We consider a related party transaction to have occurred when a Related Party enters into a transaction in which the Corporation is participating, the transaction amount is more than $10,000 and the Related Party has or will have a direct or indirect material interest (“Related Party Transaction”).

In accordance with our Employee Code and our Directors’ Code, Related Party Transactions must be pre‑approved by the Audit Committees. In drawing its conclusion on any approval request, the Audit Committees consider the following factors:

•	Whether the transaction involves the provision of goods or services to the Corporation that are available from unaffiliated third parties;
•	Whether the terms of the proposed transaction are at least as favorable to the Corporation as those that might be achieved with an unaffiliated third party;
•	The size of the transaction and the amount of consideration payable to a Related Party;
•	The nature of the interest of the applicable Related Party; and
•	Whether the transaction may involve an actual or apparent conflict of interest, or embarrassment or potential embarrassment to the Corporation when disclosed.

The policies and procedures relating to the Audit Committees’ approval of Related Party Transactions are found in the Employee Code and Directors’ Code which are available on our website at www.cmsenergy.com/complianceandethics.

There are no Related Party Transactions to report.

No Pledging or Hedging

In accordance with our Employee Code and the Directors’ Code (collectively, the “Codes”), CMS’ and Consumers’ employees and directors may not engage in pledging or purchasing on margin CMS securities, “trading” of CMS securities or selling “short” CMS securities or buying or selling puts or calls, hedges or other derivative securities relating to CMS securities, including compensatory awards of equity securities or CMS securities otherwise held, directly or indirectly, by those persons. For purposes of these Codes, “trading” means a combination or pattern of substantial or continuous buying and selling of securities with the primary objective of realizing short‑term gains. Selling “short” is a technique in which investors bet on a stock price falling by selling securities they do not own with the understanding that they will buy them back, hopefully at a lower price.

Board and Committee Information

The CMS Board met 8 times and the Consumers Board met 7 times during 2014. Our Principles state the expectation that each director will attend all scheduled board and committee meetings of which he or she is a member, as well as the Annual Meeting of Shareholders. All CMS and Consumers Directors serving during 2014 attended more than 75% of the Board and assigned committee meetings.  The then‑current Board members, except Messrs. Barfield and Yasinsky, attended the 2014 Annual Meeting of Shareholders.

The Boards each have five standing Committees including an Audit Committee, Compensation Committee, Executive Committee, Finance Committee and Governance Committee. The members and the responsibilities of the standing Committees of the Boards are listed below. Each Committee is composed entirely of “independent” directors, as that term is defined by the NYSE listing standards and the Principles described above. Committees may also invite members of management to attend as they determine appropriate.  Mr. Russell routinely attends committee meetings.

On a regularly‑scheduled basis, the non‑employee directors meet in executive session (that is, with no employee directors present) and may invite such members of management to attend as they determine appropriate. At least once each year, the independent directors meet in executive session in conformance with the NYSE listing standards. In 2014, the CMS independent directors met 5 times and the Consumers independent directors met 4 times.  Mr. Joos presided over the executive sessions of independent directors.

Board, Committee and Director Evaluations

According to our Principles, each year the Boards and each of their standing Committees conduct a performance evaluation of their respective previous year’s performance. The Boards also conduct individual director peer evaluations periodically.

Standing Committee Membership Summary

		Compensation and		Governance and Public
Name	Audit(1)	Human Resources(1)	Finance(1)	Responsibility(1)	Executive
Jon E. Barfield	X			X
Deborah H. Butler		X†	X†
Kurt L. Darrow		X	X
Stephen E. Ewing		X	X*		X
Richard M. Gabrys	X*			X	X
William D. Harvey		X*		X	X
David W. Joos					X*
Philip R. Lochner, Jr.	X			X*	X
John G. Russell
Myrna M. Soto	X†			X†
Kenneth L. Way (2)		X	X
Laura H. Wright	X		X
John B. Yasinsky (2)		X		X

*     Committee Chair

†     Joined the Committee in January 2015.

(1)    The Charter which sets forth the Committees’ various duties is available on our website at www.cmsenergy.com/corporategovernance.

(2)  Not standing for re-election in 2015.

Audit Committees

Meetings during 2014: CMS 8; Consumers 7

Messrs. Barfield and Gabrys, and Ms. Wright qualify as “audit committee financial experts” as such term is defined by the SEC.

The primary functions of the Audit Committees are (subject to the conditions noted in the Report of the Audit Committees later in this Proxy Statement) to oversee the integrity of CMS’ and Consumers’ consolidated financial statements and financial information, the financial reporting process and the system of internal accounting and financial controls and to retain CMS’ and Consumers’ independent auditors. The Audit Committees pre‑approve all audit and non‑audit services provided by the independent auditors, assess the independent auditors’ qualifications and independence and review the independent auditors’ performance. The Audit Committees also oversee compliance with applicable legal and regulatory requirements and with the Corporation’s codes of ethics, and oversee our risk management policies, controls and exposures. In addition, the Audit Committees review the performance of the internal audit function and prepare the Report of the Audit Committees for inclusion in the Proxy Statement.

Compensation and Human Resources Committees

Meetings during 2014: CMS 5; Consumers 5

The primary functions of the Compensation Committees are to review and approve the Corporation’s executive compensation structure and policies and set the CEO compensation level. The Compensation Committees review and recommend to the Boards incentive compensation plans, review and approve the grant of stock and other stock‑based awards pursuant to the Corporation’s incentive plans and review and approve corporate financial and business goals and target awards, and the payment of performance incentives, pursuant to the Corporation’s annual incentive plans. The Compensation Committees also produce an annual report of the Compensation Committees to be included in the Corporation’s Proxy Statement as required by SEC rules and regulations. In addition, the Compensation Committees are responsible for reviewing and approving the CEO’s selection of candidates for officer positions and recommending such candidates to the Boards for annual or ad hoc election as officers, reviewing and approving officer stock ownership guidelines and compliance, reviewing and advising the Boards concerning the Corporation’s management succession plan and reviewing the Corporation’s organizational and leadership development plans and programs.

As part of the regular review process to determine if our compensation arrangements with our executive officers are appropriate, the Compensation Committees directly retained Pay Governance LLC (“Pay Governance”) as their independent executive compensation consultant. See the Objectives of Our Executive Compensation Program section of the Compensation Discussion and Analysis for additional information about the services provided to the Compensation Committees by Pay Governance.

Finance Committees

Meetings during 2014: CMS 3; Consumers 3

The primary functions of the Finance Committees are to review and make recommendations to the Boards concerning the financing and investment plans and policies of the Corporation. Their responsibilities include approving short‑ and long‑term financing plans, approving financial policies relating to cash flow, capital structure and dividends, recommending Board action to declare dividends, reviewing and approving potential project investments and other significant capital expenditures and monitoring the progress of significant capital projects.

Governance and Public Responsibility Committees

Meetings during 2014: CMS 6; Consumers 6

The primary functions of the Governance Committees are to establish and review the Principles, identify and recommend director candidates, consider resignations of directors, review the operation and performance of the Boards and Committees and review public responsibility matters. The Governance Committees also review the codes of ethics and recommend actions to the Boards in cases where directors have violated the Directors’ Code. The Governance Committees consider director candidates recommended by shareholders if they are: submitted in writing to the Corporate Secretary within the required time frame preceding the Annual Meeting; include the candidate’s written consent to serve; and include relevant information about the candidate as provided in the Bylaws and as determined by the Governance Committees. Shareholders can submit recommendations of nominees for election to the Boards by following the directions previously outlined in this Proxy Statement under the heading: GENERAL INFORMATION ABOUT THE 2015 ANNUAL MEETING AND VOTING.

Director candidates are sought whose particular background, experiences or qualities meet the needs of the Boards as may be determined by the Boards from time to time. The Boards also value high standards of integrity, business ethics and mature judgment, which add value, perspective and expertise to the Boards’ deliberations. The Governance Committees have not established any specific, minimum qualifications that must be met by director candidates or identified any specific qualities or skills that they believe our directors must possess. Although the Governance Committees have not established a formal policy on diversity, the Boards and the Governance Committees believe it is important that our directors represent diverse viewpoints and backgrounds. The Governance Committees take a wide range of factors into account in evaluating the suitability of director candidates, including business experience; leadership skills; and regulated utility, governance, accounting, finance, legal, information technology, compensation and human resources experience which will bring a diversity of thought, perspective, approach and options to the Boards. The Governance Committees do not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources. In 2014, the Governance Committees retained a search firm (Russell Reynolds Associates) to assist in the identification and assessment of potential director candidates, which identified Mses. Deborah H. Butler and Myrna M. Soto.  Mses. Butler and Soto were elected to the Boards effective January 22, 2015.  They are the only director nominees for the 2015 Annual Meeting of Shareholders who are standing for election by the shareholders for the first time.

Executive Committees

Meetings during 2014: None.

The primary function of the Executive Committees is to exercise the power and authority of the Boards as may be necessary during the intervals between meetings of the Boards, subject to such limitations as are provided by law or by resolution of the Boards.

PROPOSAL 1: ELECT THE 11 DIRECTOR NOMINEES TO THE CORPORATION’S BOARD OF DIRECTORS

There are 11 nominees for election as directors of CMS and Consumers, to hold office until the next annual meeting and until their successors are elected and qualified. The Boards believe that the nominees will be available to serve, but in the event any nominee is unable to do so, the CMS proxy will be voted for a substitute nominee designated by the Boards or the number of directors constituting the full Boards will be reduced accordingly. All of the nominees are currently serving as directors and have accepted nomination and agree to serve if elected. Two current board members,  Kenneth L. Way and John B. Yasinsky,  are not standing for re‑election to the Boards, having attained the mandatory retirement age of 75, as set forth in the Principles. Consequently, effective with the Annual Meeting of Shareholders on May 1, 2015, the size of the Boards will be reduced by two members for a total of 11 members.

The name, age and business experience of each nominee follows, as well as a description of the specific experience, qualifications, attributes or skills of each nominee that led to the Boards’ conclusion that such nominee should serve as director. In addition to the qualifications listed below, board members are expected to attend at least one continuing education program annually,  sponsored by a recognized utility industry or corporate governance organization. All director nominees who served during 2014 attended at least one continuing education program. To assist the Boards in remaining current with their board duties, committee responsibilities and the many important developments impacting the Corporation, CMS participates in the NYSE‑Corporate Board Member Board Education Program. This NYSE program offers the Corporation’s directors access to a wide range of in‑person, peer‑based and webinar educational programs on corporate governance, committee duties, board leadership and industry developments. Also, the Corporation has an internal director education program. The internal program includes Corporate and industry information disseminated through orientation programs, business training modules and reports and CMS operational site visits.

Jon E. Barfield. 63, is president and chief executive officer of LJ Holdings Investment Company LLC, a private investment company. In March 2012, he retired from Bartech Group, Inc. (“Bartech”) where he served since 1981 as president and from 1995 to March 2012 as chairman and president of this industry‑leading professional services firm, with headquarters in Southfield, Michigan, delivering talent management and managed service provider solutions to Global 1000 firms. Bartech employs and manages the daily work assignments for more than 26,000 associates and more than $2.5 billion in procurement for major employers around the world, making Bartech one of the largest, independent talent management and managed service provider firms in the United States. He currently serves on the board of Good Technology Corporation. During the past five years, Mr. Barfield previously served as a director of BMC Software, Inc. and Motorola Mobility Holdings, Inc. He has been a director of CMS and Consumers since August 2005.

A graduate of Princeton University and Harvard Law School, Mr. Barfield brings to the Boards legal knowledge and experience, having practiced corporate and securities law at Sidley Austin LLP. His qualifications to serve as a director stem primarily through his experiences as a senior leader, and his varied service as a director with considerable experience regarding legal risk oversight and risk management, financial reporting, attracting and retaining key talent and related human resources experience, corporate governance, customer service and marketing, and mergers and acquisitions. He served for many years as chairman of the audit committee of the Princeton University Board of Trustees and he is currently a director of Blue Cross Blue Shield of Michigan.

Deborah H. Butler. 59, has served since 2007 as the executive vice president of planning and chief information officer of Norfolk Southern Corporation (“Norfolk Southern”), which is engaged in the rail transportation of raw materials, intermediate products and finished goods. Since joining Norfolk Southern in 1978 as a customer account auditor, Ms. Butler has served in positions of increasing responsibility in operations until being named assistant vice president transportation customer service in 2000 and vice president customer services in 2002, which she held until 2007. She has been a director of CMS and Consumers since January 2015.

Ms. Butler’s qualifications for service on the Boards include her extensive experience in operations, leadership, customer service, regulatory environment, strategic planning and information technology derived from her varying roles at Norfolk Southern.  Ms. Butler serves as chairman of the board of Thoroughbred Technology and Telecommunications, LLC, a Norfolk Southern subsidiary, and serves as a board member of TTX Company, Inc., which provides railcars and related freight car management services to the North American rail industry.

Kurt L. Darrow. 60, has served since 2003 as the president and chief executive officer of La‑Z‑Boy Incorporated (“La-Z-Boy”), an integrated furniture retailer and manufacturer. Since joining La-Z-Boy in 1979, he has served in positions of increased responsibility, including president of La‑Z‑Boy Residential, its largest division. Mr. Darrow has served on the La-Z-Boy Board of Directors since 2003 and was elected as Chairman of the Board in 2011. He has been a director of CMS and Consumers since November 2013.

Mr. Darrow’s qualifications for service on the Boards include his extensive public company experience spanning 35 years, and his thorough strategic, marketing and leadership experience and customer orientation derived from his varying roles at La‑Z‑Boy, including his current chairman and chief executive officer roles. Mr. Darrow is a member of the Business Leaders for Michigan, a non‑profit executive leadership organization, and serves on its executive committee. He serves as a director of the American Home Furnishings Alliance, is vice chairman of the board of directors of the Mercy Memorial Hospital Corporation and currently serves as Chairman of the Board of Trustees for ProMedica Regional Hospital-Monroe. Mr. Darrow served as a Trustee of Adrian College until May 2011. Mr. Darrow holds a bachelor’s degree in business administration from Adrian College.

Stephen E. Ewing. 71, retired in 2006 as vice chairman of DTE Energy, a Detroit‑based diversified energy company involved in the development and management of energy‑related businesses and services nationwide and from 2001 to 2005 was the Group President of the Gas Division of DTE Energy. He currently serves on the board of National Fuel Gas Company, a diversified energy company. He has been a director of CMS and Consumers since July 2009.

He brings to the Boards valuable hands‑on experience in the regulated gas and electric utility business. He was the president and chief executive officer of Michigan Consolidated Gas Company until it was acquired by DTE Energy in 2001. He was the former president and chief operating officer of MCN Energy. During his energy industry career, he also gained in‑depth environmental experience related to exploration, production, drilling, mid‑stream operations and hybrid vehicles. He is a director of AAA Michigan and also is chairman of the Auto Club Group. He serves as director of The Auto Club Trust, FSB, which conducts business as AAA Bank, Nebraska. He also serves as the immediate past chairman of The Skillman Foundation.

Richard M. Gabrys. 73, is the former interim dean of the School of Business Administration of Wayne State University and the retired vice chairman of Deloitte LLP, a consulting firm. During his 42 years at Deloitte LLP, he served a variety of public companies, especially automotive manufacturing companies, financial services institutions, public utilities, and health care entities. He is the chief executive officer of Mears Investments, LLC, a private family investment group. Mr. Gabrys serves as the lead director of La‑Z‑Boy Incorporated and as a director of TriMas Corporation. He served on the board of Massey Energy Company until June 2011. He has been a director of CMS and Consumers since May 2005.

As an active certified public accountant, member of the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants, the Boards benefit from Mr. Gabrys’ thorough knowledge and expertise in the accounting and financial services and mergers and acquisitions fields. In addition, he serves on the boards of Renaissance Venture Capital Fund, Detroit Regional Chamber, Alliance for a Safer Greater Detroit (Crime Stoppers), the Detroit Institute of Arts and the Karmanos Cancer Institute.

William D. Harvey. 66, retired in March 2012 as chairman and chief executive officer of Alliant Energy Corporation (“Alliant”) and its two utility subsidiaries, Interstate Power & Light Company and Wisconsin Power & Light Company (“WPL”). Mr. Harvey served in those positions since February 2006. Alliant is a Madison, Wisconsin‑based public utility holding company, which provides regulated electricity and natural gas services through its subsidiary companies. He is a general partner of Shade Tree Investments Limited Partnership, a private family investment group. He has been a director of CMS and Consumers since August 2012.

Mr. Harvey holds a bachelor’s degree in Economics and a Juris Doctorate, both from the University of Wisconsin. He brings to the Boards legal knowledge and experience, having begun his career as an attorney in private practice and serving as General Counsel of WPL. Mr. Harvey’s qualifications for service on the Boards include his long‑term experience with public utility operations and publicly traded companies, knowledge of customer perspectives, utility and environmental regulations and safety and diversity initiatives. Mr. Harvey currently serves as a director of Sentry Insurance Company.

David W. Joos. 61, has served since May 2010 as Chairman of the Boards of CMS and Consumers. He served from October 2004 to May 2010 as president and chief executive officer of CMS and chief executive officer of Consumers. Prior to that, he served from 2001 to 2004 as president and chief operating officer of CMS and Consumers; from 2000 to 2001 as executive vice president and chief operating officer—electric of CMS; and from 1997 to 2000 as president and chief executive officer—electric of Consumers. He is a director of Steelcase, Inc. and AECOM Technology Corporation. He has been a director of CMS and Consumers since 2001.

He brings to the Boards knowledge and experience gained throughout his more than 28 years with Consumers and CMS including his extensive knowledge and practical experience in engineering, operations and maintenance of power plants and utility systems. Managing a regulated utility has also built for him a solid foundation in utility regulation, governmental affairs, corporate governance, human resources and environmental expertise which benefit the Boards. Mr. Joos holds a bachelor’s degree in engineering science and a master’s degree in nuclear engineering from Iowa State University and completed the Harvard Business School Program for Management Development in 1989. He has worked extensively in the nuclear power industry. He served on the board and executive committee of Business Leaders for Michigan until 2013.

Philip R. Lochner, Jr. 72, is a director of public companies, including CLARCOR Inc., Crane Co. and Gentiva Health Services, Inc. During the past five years, he previously served as a director of GTech Holdings, Inc., Apria Healthcare Group Inc., Adelphia Communications Corporation (which he joined after it filed for bankruptcy), Monster Worldwide, Inc., and Solutia Inc. He has been a director of CMS and Consumers since May 2005.

A Yale‑educated attorney, he formerly practiced law with the New York firm of Cravath, Swaine & Moore, LLP, served as a Securities and Exchange Commissioner, was general counsel and senior vice president of Time Inc., and chief administrative officer of Time Warner Inc. His qualifications for service as a director include his experience in governmental affairs, law, compensation, human resources, mergers, acquisitions, and corporate governance. Mr. Lochner also has previously served as a director of Brooklyn Bancorp and American Television and Communications, as a member of the Board of Governors of the American Stock Exchange and the National Association of Securities Dealers, and on the advisory board of Republic N.Y. Corp.

John G. Russell. 57, has served since May 2010 as president and chief executive officer of CMS and president and chief executive officer of Consumers. Prior to that he served from October 2004 to May 2010 as president and chief operating officer of Consumers; he served from December 2001 to July 2004 as executive vice president and president and chief executive officer—electric of Consumers; and from July 2004 to October 2004 as executive vice president and president—electric and gas of Consumers. He serves on the board of Hubbell Incorporated. He has been a director of CMS and Consumers since May 2010.

Mr. Russell is qualified to serve on the Boards based on the knowledge and experience acquired throughout his more than 30 years with Consumers. He has in‑depth knowledge of all aspects of the utility. His vast experience within the regulated utility industry, hands‑on experience and the leadership positions he has held have provided him with a perspective from which the Boards greatly benefit. Mr. Russell holds a bachelor’s degree from Michigan State University in business administration. In 1994, he completed the Harvard Business School Program for Management Development. He currently serves on the boards of the American Gas Association, Business Leaders for Michigan, the Edison Electric Institute, and Grand Valley State University. Mr. Russell previously served as a director on the Right Place Inc. and the Michigan Chamber of Commerce.

Myrna M. Soto. 46, has served since 2009 as the senior vice president and chief infrastructure and information security officer of Comcast Corporation (“Comcast”), which operates as a worldwide media and technology company. Ms. Soto is responsible for enterprise information and infrastructure security strategy where she oversees several security teams focusing on the protection of customer data, security of enterprise and delivery infrastructure and all technology compliance related activities. Prior to joining Comcast in September 2009, Ms. Soto served since 2005 as vice president of information technology governance and chief information security officer for MGM Resorts International, a global hospitality company. She has been a director of CMS and Consumers since January 2015.

Ms. Soto brings over 20 years of focused information technology and security experience from a variety of industries, including financial services, hospitality, insurance and risk management and gaming and entertainment.  Ms. Soto serves as an executive committee board member of the Hispanic IT Executive Council and as a member of the Federal Communications Commission’s Communications Security, Reliability and Interoperability Council and its CyberSecurity working group.

Laura H. Wright. 55, founded GSB Advisory LLC to provide interim executive and financial management to growth and non‑profit companies after her retirement in 2012. In September 2012, she retired from Southwest Airlines Co. (“Southwest”) as senior vice president of finance and chief financial officer, positions she had held since July 2004. During her 25‑year career with Southwest, she held various positions, including vice president of finance and treasurer, treasurer, assistant treasurer and other financial roles. Southwest is based in Dallas, Texas, and is engaged in the operation of passenger airlines that provide scheduled air transportation in the United States. Ms. Wright currently serves as a trustee of Pebblebrook Hotel Trust and as a board member of TE Connectivity Ltd. She has been a director of CMS and Consumers since February 2013.

As an active certified public accountant, the Boards benefit from Ms. Wright’s extensive technical expertise and experience in financial accounting and reporting, corporate finance and risk management. She has extensive experience working in a consumer‑oriented business environment. Prior to Southwest, Ms. Wright was a manager with Arthur Young & Co. in Dallas. Ms. Wright holds both a bachelor’s and a master’s degree in accountancy from the University of North Texas and is a member of Financial Executives Institute and the Texas Society of Certified Public Accountants.

The Board recommends a vote FOR the election of each director nominee.

BENEFICIAL OWNERSHIP OF CMS COMMON STOCK

The following table shows those persons known to us as of March 9, 2015  to be the beneficial owners of more than 5% of CMS Common Stock:

	Number of	Number of Shares Beneficially Owned with:
	Shares	Percentage	Sole	Shared	Sole	Shared
Name and Address of	Beneficially	of Beneficial	Voting	Voting	Investment	Investment
Beneficial Owner	Owned(a)	Ownership	Power	Power	Power	Power
BlackRock, Inc.	24,776,514	9.00%	20,977,445	0	24,776,514	0
55 East 52nd Street New York, NY 10022 (Schedule 13G/A filed on January 15, 2015)
The Vanguard Group, Inc.	21,475,765	7.77%	487,935	0	21,022,727	453,038
100 Vanguard Blvd. Malvern, PA 19355 (Schedule 13G/A filed on February 11, 2015)
JPMorgan Chase & Co.	15,827,225	5.70%	13,598,380	354,210	15,469,880	355,849
270 Park Ave. New York, NY 10017 (Schedule 13G/A filed on January 13, 2015)

State Street Corporation CCorporation	15,006,709	5.40%	0	15,006,709	0	15,006,709
One Lincoln Street Boston, MA 02111 (Schedule 13G filed on February 12, 2015)

______________

(a)

Based solely upon information contained in Schedules 13G and 13G/A filed by each beneficial owner with the SEC pursuant to Rule 13d‑1(b) of the Exchange Act regarding their respective holdings as of December 31, 2014.

Each of these Schedule 13G and 13G/A filings indicates that these shares were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. To the knowledge of our management, no other person or entity currently owns beneficially more than 5% of any class of our outstanding voting securities. The Schedules 13G and 13G/A filed by the holders identified above do not identify any shares with respect to which there is a right to acquire beneficial ownership. Except as otherwise noted, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The following table shows the beneficial ownership of CMS Common Stock as of March 9, 2015 by the directors and named executive officers of both CMS and Consumers and by all directors and executive officers as a group:

Number of Shares
Name	Beneficially Owned(1)
Jon E. Barfield	26,941
Deborah H. Butler	1,134
Kurt L. Darrow	5,381
Stephen E. Ewing	25,833
Richard M. Gabrys	41,950
William D. Harvey	11,861
David W. Joos	410,031
Philip R. Lochner, Jr.	41,950
Myrna M. Soto	1,134
Kenneth L. Way	54,122
Laura H. Wright	10,502
John B. Yasinsky	27,008
John G. Russell	756,312
Thomas J. Webb	320,555
John M. Butler	111,577
Daniel J. Malone	146,275
David G. Mengebier	134,270
Patricia K. Poppe	72,386
Catherine M. Reynolds	90,915
All directors and executive officers(2)	2,384,814

______________

(1)

Restricted stock awards are included in the number of shares shown above. Messrs. Russell, Webb, Butler, Malone, Mengebier, and Mses. Poppe and Reynolds as well as all other executive officers of CMS and Consumers as a group, held 399,761, 103,715, 65,101, 70,882, 41,570, 71,039, 43,080 and 70,763 shares of restricted stock, respectively. In addition to the number of shares of CMS Common Stock shown above, Messrs. Way and Yasinsky each own 10 shares of Consumers $4.50 preferred stock. The number of shares shown above includes the shares that each person or group of persons named in the table has the right to acquire within 60 days of March 9, 2015 and no shares are pledged as security. Except for Mr. Barfield, whose spouse owns 500 shares of CMS Common Stock, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)

This group includes the directors of CMS, who also serve as the directors of Consumers, and the executive officers of both CMS and Consumers. As of March 9, 2015, the directors and executive officers of CMS and Consumers collectively owned approximately 1.0% of the outstanding shares of CMS Common Stock. Each of the persons named in the table above individually owns less than 1.0% of the outstanding shares of CMS Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of CMS Common Stock to file with the SEC reports of beneficial ownership and changes in such ownership of any of CMS or Consumers equity securities or related derivative securities. To management’s knowledge, based upon a review of reports filed with the SEC and representations received from our directors and executive officers, during 2014, CMS and Consumers directors, executive officers and more than 10% beneficial owners made all required Section 16(a) filings on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we describe and discuss our executive compensation program, including its objectives and elements, as well as determinations made by the Compensation Committees of the Boards regarding the compensation of our CEO, CFO and the three other most highly compensated executive officers of each of CMS and Consumers, who we collectively refer to as our “named executive officers” (“NEOs”). Included in the Compensation Discussion and Analysis is the following:

•	Executive summary
•	Objectives of our executive compensation program

–    Performance and compensation program highlights

•	Elements of our executive compensation program

–    Details regarding NEO compensation and performance results

–    Role of each executive compensation element

•	Corporate governance as it relates to executive compensation
•	Tax deductibility of compensation

Executive Summary

Objectives of the Compensation Program

The objectives of our executive compensation program are to:

•	Align the interests of our NEOs with our shareholders;
•	Secure top executive talent;
•	Reward superior results; and
•	Be fair and competitive.

The Corporation’s 2014 Performance

•	Total Shareholder Return (“TSR”) was 35%;
•	Earnings Per Share (“EPS”) as defined below, of $1.77 exceeded our target of $1.74;
•	Operating Cash Flow (“OCF”) as defined below, of $1,491 million exceeded our target of $1,450 million; and
•	The annual Common Stock dividend was $1.08 per share, a 6% increase from 2013.

The Corporation has delivered consistent EPS growth with a three‑year average growth rate of 7% and a five‑year average growth rate of 7%. As the chart below indicates, the Corporation has also delivered TSR above the median TSR of the Corporation’s Performance Peer Group for the one-year, three‑year and five‑year periods ending December 31, 2014.

Total Shareholder Return

CMS vs. Performance Peer Group Median

______________

(1)	The companies included in the Performance Peer Group are detailed in the Objectives of Our Executive Compensation Program section of this Compensation Discussion and Analysis.

Based on these achievements, our Annual Incentive Compensation Plan paid out at 124% of target and our long‑term incentive (“LTI”) program paid out at 145% of target overall (160% of target for the performance‑based portion). The LTI performance‑based payout was based on awards granted in 2011, with the payout of such awards determined based on the Corporation’s relative TSR performance from January 2011 to January 2014.

The Corporation’s 2014 Annual Meeting resulted in an overwhelmingly high level of shareholder support for the Corporation’s shareholder advisory vote to approve executive

compensation as described in the 2014 Proxy Statement.   Approximately 98% of votes cast were in favor of the proposal; very similar to the 2012 and 2013 advisory votes.

In addition, we were recognized by the Edison Electric Institute for long-term financial performance (top cumulative shareholder return) that was best among companies our size.

Program Design

We have established our executive compensation program based on balance and simplicity:

•	Base salary is targeted to approximate the median of a peer group made up of companies of similar business profile and size, and to reflect individual performance and internal considerations.
•	Annual incentive awards are based on the achievement of EPS and OCF goals.
•

We pay an annual incentive only if the Corporation’s EPS and OCF meet or exceed the threshold levels set in January of each year. EPS and OCF are used to determine the annual incentive payout because the Compensation Committees believe that these two metrics are the building blocks for growing the value of the Corporation and are good indicators of how well we are executing our strategy. We place more weight on EPS to reflect the Corporation’s and shareholders’ focus on EPS growth. The payout may be increased or reduced by 10% based on the results of the operating metrics under Consumers’ Annual Employee Incentive Compensation Plan (“Consumers Incentive Plan”).

•

The LTI program consists of performance‑based restricted stock (75% of total LTI) and tenure‑based restricted stock (25% of total LTI). The 2014 performance‑based portion is eligible to vest after three years dependent upon our TSR performance and adjusted EPS growth, each weighted equally, relative to the Corporation’s Performance Peer Group. The 2014 LTI program is distinct from the annual incentive program performance measures in that it focuses on relative performance rather than absolute performance. The tenure‑based portion vests on the third anniversary of the award date.

•

Our 2014 LTI program is based on relative TSR performance and relative adjusted EPS growth because they offer a head‑to‑head comparison of how well our management team performed compared to other management teams in our industry and further motivates management to increase shareholder value through stock price and earnings growth.

•

We award a portion of equity compensation which vests only on the basis of continued employment (referred to as “tenure” or “tenure‑based”). The tenure‑based restricted stock helps build executive share ownership and serves as an additional retention mechanism that is not subject to the year‑to‑year fluctuations of any performance measurement but the value is subject to the performance of our stock price.

Best Practices

We annually review all elements of the Corporation’s executive compensation program, and, in addition to complying with required rules, we adopt current best practices where appropriate for our business and shareholders. As a result, we have:

•

Very limited perquisites—no planes, cars, clubs, security or financial planning. The principal perquisite provided to our executives in 2014 was an annual mandatory physical examination for each NEO. Our perquisites had a cost to the Corporation of less than $10,000 for each NEO in 2014;

•	Clawbacks in place for the annual incentive and LTI programs;
•	Stock ownership guidelines for NEOs and directors, with unvested performance‑based restricted stock awards excluded when determining compliance with stock ownership guidelines;
•	Annual reviews of our compensation and performance peer groups;
•	Regular briefings from the independent compensation consultant regarding key trends and pending regulations;
•

No traditional employment agreements. Our executive agreements are limited to severance, separation and change‑in‑control, and those that are new or have been extended by the Compensation Committees do not contain tax gross‑ups. Base salary and annual incentive severance amounts do not exceed three times the NEO’s base salary and annual incentive amount. Change‑in‑control agreements that require a double‑trigger for the accelerated vesting of equity awards in the event of a change‑in‑control;

•

No dividends paid on unvested performance‑based restricted stock awards. In lieu of dividends, recipients receive additional shares of restricted stock that vest based on the same performance measures applicable to the underlying restricted stock; and

•	A policy that prohibits hedging and pledging of the Corporation’s securities by employees and directors.

The remainder of this Compensation Discussion and Analysis offers a detailed explanation of our NEO compensation program.

Objectives of Our Executive Compensation Program

The Compensation Committees are responsible for approving the compensation program for our NEOs. The Compensation Committees act pursuant to a charter that is annually reviewed by our Boards and is available on our website.

As mentioned in the Executive Summary section of this Compensation Discussion and Analysis, the NEO compensation program is organized around four principles:

•	NEO Compensation Should Be Aligned With Increasing Shareholder Value.
•	Our Compensation Program for NEOs Should Enable Us to Compete for and Secure Top Executive Talent.
•	NEO Compensation Should Reward Measurable Results.
•	Our Compensation Program Should Be Fair and Competitive.

NEO Compensation Should Be Aligned With Increasing Shareholder Value

We believe that a substantial portion of total compensation should be delivered in the form of at-risk equity in order to further align the interests of our NEOs with the interests of our shareholders. Equity compensation is provided through the Performance Incentive Stock Plan (“Stock Plan”). In 2014,  our annual LTI cycle resulted in 75% of equity compensation provided to NEOs that was awarded in the form of performance‑based restricted stock, with vesting of such awards subject to the achievement of relative TSR performance and relative EPS growth goals,  each weighted equally, over a three‑year performance period. The remaining 25% of equity compensation provided to NEOs in 2014 was awarded in the form of tenure‑based restricted stock that generally vests on the third anniversary of the award date, subject to the NEO’s continued employment with the Corporation.

Our Compensation Program for NEOs Should Enable Us To Compete for and Secure Top Executive Talent

Shareholders are best served when we can attract, retain and motivate talented executives with compensation packages that are competitive and fair. We create a compensation package for NEOs that delivers base salary, annual incentives and long‑term incentives targeted at the 50th percentile of the market. For utility-specific roles, the market is defined by the Compensation Committees’ approved 22‑company Compensation Peer Group. The Compensation Peer Group consists of energy companies comparable in business focus and size to CMS with which we might compete for executive talent. For general industry roles, size-adjusted public utility sector and general industry data are developed as representative of the market. In 2014, the CEO’s  base salary, total cash compensation, target LTI, and total direct compensation were each comparable to the median of the Corporation’s Compensation Peer Group.

Annually, the Compensation Committees engage a consultant to provide advice and information regarding compensation practices of the Compensation Peer Group as well as additional information from published surveys of compensation in the public utility sector and general industry.

During the Compensation Committees’ review of the CEO’s and other officers’ compensation levels, the Compensation Committees considered the advice and information received from Pay Governance LLC (“Pay Governance”), the Compensation Committees’ independent compensation consultant; however, the Compensation Committees were ultimately responsible for determining the form and amount of executive compensation. The Compensation Committees must direct and approve any work Pay Governance undertakes on behalf of the management of CMS or Consumers.    During the time that Pay Governance has been engaged as the compensation consultant, Pay Governance has not performed any services on behalf of the management of CMS or Consumers or otherwise was considered to have a conflict of interest regarding CMS or Consumers.

Compensation Peer Group data, where available by position, serves as the primary reference point for pay comparisons of utility-specific roles. Broader survey data and published proxy data are also provided by the compensation consultant as a point of reference for utility specific roles and comparisons of general industry roles (primarily for staff positions). Where available by position, Pay Governance gathers compensation data from Towers Watson’s Energy Services Executive Database (over 60 investor‑owned utilities) and Towers Watson’s General Industry Executive Database (over 400 participating companies), which it regresses based on CMS’ revenues to provide additional market context to the Compensation Peer Group. In selecting members of the Compensation Peer Group, financial and operational characteristics are considered. The criteria for selection of the Compensation Peer Group included comparable revenue, approximately $2.9 billion to $12.6 billion (ranging from approximately two‑fifth to two times that of CMS), relevant industry characteristics, business mix (revenue mix between regulated and non‑regulated operations) and availability of compensation and financial performance data.

While the Compensation Peer Group has remained substantially unchanged since 2010, CMS revenues and market capitalization have increased relative to its peers and a number of transactions within the utility sector have occurred, decreasing the number of companies in the group. As such, for evaluating 2014 compensation decisions, CMS modified the Compensation Peer Group so that median revenues for the group better reflected those of CMS and to ensure a more robust competitive comparison by expanding the number of companies in the Peer Group. The following additional companies were added to the Compensation Peer Group: Edison International, PPL Corporation, Entergy Corporation, Sempra Energy, Public Service Enterprise Group Incorporated,  Pinnacle West Capital Corporation, and Hawaiian Electric Industries, Inc.    In addition, NSTAR Electric Company and Progress Energy, Inc. were removed from the Compensation Peer Group due to their respective mergers in 2012. In 2014, the Compensation Peer Group was composed of the following 22 companies.

Alliant Energy Corporation	Hawaiian Electric Industries, Inc.	PPL Corporation
Ameren Corporation	Integrys Energy Group, Inc.	Public Service Enterprise Group Incorporated
Atmos Energy Corporation	NiSource Inc.	SCANA Corporation
CenterPoint Energy, Inc.	Northeast Utilities	Sempra Energy
Consolidated Edison, Inc.	OGE Energy Corp.	TECO Energy, Inc.
DTE Energy Company	Pepco Holdings, Inc.	Wisconsin Energy Corporation
Edison International	Pinnacle West Capital Corporation	Xcel Energy Inc.
Entergy Corporation

The Compensation Committees recognize that there is a difference between the companies against which we compete for executive talent (the “Compensation Peer Group”) and the companies against which we compete for capital (the “Performance Peer Group”) and therefore use different peer groups for these two different purposes. For this reason, the Compensation Committees approved the use of the Compensation Peer Group shown above, for evaluating 2014 NEO compensation decisions and a larger peer group, the Performance Peer Group shown below,  as a reference for TSR performance and EPS growth. The Performance Peer Group is used to measure TSR performance and EPS growth for LTI program award vesting determination. The Compensation Committees’ rationale for using two peer groups is to provide appropriate comparative companies relative to the different attributes being evaluated for compensation and TSR performance and EPS growth purposes. In addition, the larger group for TSR performance and EPS growth is considered by the Compensation Committees to provide for better gradation of performance position.

For awards made in 2014, the Performance Peer Group was composed of the following 47 companies, each of which are included in either the S&P 500 or S&P Midcap 400 utilities indexes.

AGL Resources Inc.	FirstEnergy Corp.	PNM Resources, Inc.
Alliant Energy Corporation	Great Plains Energy Incorporated	PPL Corporation
Ameren Corporation	Hawaiian Electric Industries, Inc.	Public Service Enterprise Group Incorporated
American Electric Power Company, Inc.	IdaCorp, Inc.	Questar Corporation
Aqua America, Inc.	Integrys Energy Group, Inc.	SCANA Corporation
Atmos Energy Corporation	MDU Resources Group, Inc.	Sempra Energy
Black Hills Corporation	National Fuel Gas Company	The Southern Company
CenterPoint Energy, Inc.	NextEra Energy, Inc.	TECO Energy, Inc.
Cleco Corporation	NiSource Inc.	The AES Corporation
Consolidated Edison, Inc.	Northeast Utilities	UGI Corporation
Dominion Resources, Inc.	NRG Energy, Inc.	Vectren Corporation
DTE Energy Company	OGE Energy Corp.	Westar Energy, Inc.
Duke Energy Corporation	ONEOK, Inc.	WGL Holdings, Inc.
Edison International	Pepco Holdings, Inc.	Wisconsin Energy Corporation
Entergy Corporation	PG&E Corporation	Xcel Energy Inc.
Exelon Corporation	Pinnacle West Capital Corporation

NEO Compensation Should Reward Measurable Results

Base salary is reviewed annually and may be adjusted based on a variety of factors including each NEO’s overall performance and tenure. The CEO provides a recommendation of annual base salary adjustments and annual restricted stock awards for all officers, other than the CEO,  to the Compensation Committees. The Compensation Committees take the CEO’s recommendations, along with information provided by the compensation consultant (Compensation Peer Group and other market data from surveys) into consideration when making adjustments. CEO base salary is determined solely by the Compensation Committees.  Considerations include the market data, Compensation Peer Group data and overall Corporation and CEO performance.

Annual incentives, the other form of cash compensation, provide for award opportunities to each NEO under the CMS Incentive Compensation Plan for CMS and Consumers Officers (the “Annual Incentive Plan”). The Annual Incentive Plan pays incentives on the basis of performance for a one‑year period. Performance objectives under the Annual Incentive Plan are developed each year through an iterative process. Management, including executive officers, develops preliminary recommendations for review by the Compensation Committees’ and the establishment of final goals. For 2014, the Annual Incentive Plan targeted awards at 45% to 100% of each NEO’s base salary, but actual awards could range from zero to two times the target level depending on performance against specific targets. Incentives under the Annual Incentive Plan are paid if, and to the extent that, corporate goals, approved by the Compensation Committees, are attained.

The majority of equity compensation is also designed to reward measurable results and is based on a comparison of the Corporation’s TSR performance and EPS growth to the TSR and EPS growth performance of the Performance Peer Group. For 2014, 75% of the equity compensation granted to the NEOs was performance‑based with TSR and EPS growth each weighted equally.

The table below illustrates the manner in which: (a) the overall mix of total compensation was allocated between performance and non‑performance‑based elements for each NEO; (b) performance‑based compensation was allocated between annual and long‑term elements; and (c) total compensation was allocated between cash and equity.

2014 Total Compensation Mix Table(1)

	Percent of Total		Percent of Performance/
	Compensation That is:		Stock Based Total		Percent of Total
	Performance-		Compensation That is:		Compensation That is:
	Based(2)	Fixed(3)	Annual(4)	Long‑Term(5)	Cash‑Based(6)	Equity‑Based(7)
John G. Russell	81%	19%	23%	77%	38%	62%
Thomas J. Webb	66%	34%	31%	69%	54%	46%
Daniel J. Malone	68%	32%	29%	71%	52%	48%
John M. Butler	66%	34%	30%	70%	54%	46%
Patricia K. Poppe (8)	77%	23%	13%	87%	33%	67%
Catherine M. Reynolds	63%	37%	35%	65%	59%	41%
David G. Mengebier	62%	38%	34%	66%	59%	41%

______________

(1)

For purposes of this table, “total compensation” includes the sum of base salary, Annual Incentive Plan target amount and the market value determined on the date of grant (assuming restricted shares at target) of the Stock Plan equity awards.

(2)	Amounts in this column represent Annual Incentive Plan plus Stock Plan equity award value (performance and tenure) divided by total compensation.
(3)	Amounts in this column represent base salary divided by total compensation.
(4)	Amounts in this column represent Annual Incentive Plan divided by Annual Incentive Plan plus Stock Plan equity award value.
(5)	Amounts in this column represent Stock Plan equity award value divided by Annual Incentive Plan plus Stock Plan equity award value.
(6)	Amounts in this column represent base salary plus Annual Incentive Plan divided by total compensation.
(7)	Amounts in this column represent Stock Plan equity award value divided by total compensation.
(8)

Ms. Poppe’s compensation mix includes a five-year restricted stock grant for long-term retention purposes. If this grant is excluded from the mix, her percentages will be:    Performance-Based vs. Fixed, 54% to 46%; Annual vs. Long-term, 39% to 61%; and Cash-Based vs. Equity-Based, 67% to 33%.

Our Compensation Program Should Be Fair and Competitive

We strive to create a compensation program that is fair, both internally and externally.  This is accomplished by evaluating each NEO’s individual performance and by comparing the compensation that is provided to our NEOs to:

•	officers of the companies in the Compensation Peer Group (as well as other market data as described above), as a means to measure external fairness; and
•	other senior employees of CMS, as a means to measure internal fairness.

Use of Tally Sheets.  At least annually, the Compensation Committees review tally sheets for each of the NEOs. These tally sheets reflect all components of compensation, including base salary, short‑term (annual) and long‑term incentive compensation, retirement benefits, deferred compensation benefits, death benefits, and benefits or payments that would be payable in connection with a termination of employment or change‑in‑control. Tally sheets are provided to the Compensation Committees to show how various compensation and benefit amounts are interrelated and how a change in one component of compensation impacts other components and to enable the Compensation Committees to quantify amounts payable upon various termination scenarios.

The overall purpose of these tally sheets is to consolidate all of the elements of actual and potential future compensation of our NEOs, as well as information about wealth accumulation.  Using tally sheets, an analysis can be made of both the individual elements of compensation (including the compensation mix) and the aggregate total amount of actual and projected compensation. Tally sheet information is used in various aspects of the analysis and compensation decision‑making process including consideration of the management team’s internal pay equity.

The Elements of Our Executive Compensation Program

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why we chose to include the items in the compensation program.

Cash Compensation

Cash compensation is paid in the form of base salary and annual incentive. Our 2014 compensation program for NEOs was designed so that, subject to performance, the percentage of target cash compensation for our NEOs is comparable to NEOs of the Compensation Peer Group. That strategy resulted in cash-based compensation (as a percentage of total compensation) representing approximately 38%  for the CEO and 52% to 59% for the other NEOs (excluding the November 2014 restricted stock award to Ms. Poppe). The components making up the cash portion of total compensation are described in more detail below.

Base Salary.  Base salary is included in the NEO’s annual compensation package because we believe it is appropriate that some portion of NEO compensation be provided in a form that is fixed and liquid. Each January, the Compensation Committees determine the NEO base salary. Changes in base salary on a year‑over‑year basis are primarily dependent on comparison to market data and past performance and expected future contributions of each individual. The annual increases in base salaries for NEOs in 2014 were as follows: Mr. Russell 3.3%; Mr. Webb 0%; Mr. Malone 11.4%; Mr. Butler 3.6%; Ms. Poppe 2.9%; Ms. Reynolds 2.7%; and Mr. Mengebier 2.7%. Mr. Malone’s salary increase recognizes his additional responsibilities associated with the Corporation’s flat organizational structure.

Annual Incentive Plan.  Performance‑based incentives are included as an element of compensation because they permit us to provide an incentive to our NEOs to accomplish specific annual goals that represent performance priorities for CMS and provide additional cash compensation only if performance goals approved by the Compensation Committees are achieved. Generally, the threshold, target and maximum performance goals are set so that the relative difficulty in achieving the target level is consistent from year to year. For 2014, the Annual Incentive Plan was based on our success in meeting established EPS and OCF goals described later in this Compensation Discussion and Analysis. The performance goals are set to provide consistent earnings growth and cash flow and are based on historical and forecasted financial performance, and analysis of peer performance goal guidelines.  Under the Annual Incentive Plan, which is intended to meet the requirements of IRC Section 162(m), the maximum amount that can be awarded to any one person is $2.5 million in any one performance year; however, this amount is not reachable by the current payout formulas established for each executive.

The Annual Incentive Plan allows the Compensation Committees to exercise “negative discretion” to reduce or eliminate payouts under the Annual Incentive Plan, but does not allow discretion to increase payouts. The Compensation Committees did not exercise negative discretion in 2014.

Target incentives under the Annual Incentive Plan were approved in January 2014 by the Compensation Committees. In determining the amount of target incentives under the Annual Incentive Plan, the following factors were considered:

•	the target incentive level, and actual incentives paid in recent years;
•	the relative importance, in any given year, of each performance goal established pursuant to the Annual Incentive Plan; and
•	the advice of the Compensation Committees’ compensation consultant as to compensation practices at other companies in the Compensation Peer Group and within the utility industry.

Actual payments under the Annual Incentive Plan can range, on the basis of performance, from 15% (threshold) to 200% (maximum) of the target incentive. In addition, under the parameters for the 2014 Annual Incentive Plan, there is a minimum payout if either a threshold EPS performance goal of $0.12 less than target is achieved or a threshold OCF performance goal of $100 million less than target is achieved and there is a maximum payout if EPS performance of $0.12 more than target is achieved and OCF performance of $200 million more than target is achieved.

Under the 2014 Annual Incentive Plan, the annual award will be reduced by 10% if there is no award earned under the operational metrics of the Consumers Incentive Plan and the award will be increased by 10% (but in no event shall the award exceed the maximum of the target annual incentive) if the maximum payout is achieved under the operational metrics of the Consumers Incentive Plan (potential adjustment referred to as “Consumers Incentive Plan modifier”). This potential adjustment provides linkage of executive compensation with the Corporation’s performance goals related to safety, reliability and customer value. No adjustments to the 2014 Annual Incentive Plan were made as the Consumers Incentive Plan achieved 9 of the 11 operational goals, which did not result in the maximum payout being achieved.

Plan Performance Factor. We refer to EPS and OCF performance under the Annual Incentive Plan as the “Plan Performance Factor.” Under the Annual Incentive Plan, EPS is determined in accordance with Generally Accepted Accounting Principles (“GAAP”), excluding asset sales, changes in accounting principles from those used in the budget, large restructuring and severance expenses greater than $5 million, legal and settlement costs or gains related to previously sold assets, and regulatory recovery for prior year changes. Under the Annual Incentive Plan, OCF is also determined in accordance with GAAP with adjustments to include changes in power supply cost recovery from budget (disallowances excluded), changes in pension contribution, and gas‑price changes (favorable or unfavorable) related to gas cost recovery in January and February of the following performance year. For 2014, EPS performance constituted 70% of the Plan Performance Factor and OCF performance constituted the remaining 30% of the Plan Performance Factor. The Compensation Committees believe that the allocation between EPS and OCF performance aligns our performance objectives with our Peer Group and the Corporation’s utility‑focused strategy.

Actual 2014 EPS was $1.77, which exceeded the target of $1.74, resulting in achievement of 102% of target and a 125% payout for this metric. OCF was $1,491 million, which was above the target of $1,450 million, resulting in achievement of 103% of target and a 121% payout for this metric.   The 2014  Plan Performance Factor, reflecting achievement levels of both of these performance goals, resulted in a 124% award level payout.

Annual Award Formula. Annual awards for each eligible officer are based upon a standard award percentage of the officer’s base salary for the performance year and are calculated and made as follows:

Individual Award = Base Salary X Standard Award Percentage X Plan Performance Factor X Consumers Incentive Plan modifier.

The Standard Award Percentages for officers are determined annually by the Compensation Committees as discussed above. For 2014, there were no increases to the standard award percentages for NEOs. Standard Award Percentages of base salary for NEOs in 2014 were as follows:

John G. Russell	100%
Thomas J. Webb	60%
Daniel J. Malone	60%
John M. Butler	60%
Patricia K. Poppe	45%
Catherine M. Reynolds	60%
David G. Mengebier	55%

Equity Compensation

We have generally followed a practice of making all equity awards to our officers on a single date each year. We do not have any program, plan or practice to time annual equity awards to our executives in coordination with the release of material non‑public information. In 2014, equity awards were made in January and are planned to be made in January on an on‑going basis. This enables the Compensation Committees to review total compensation holistically at one time and adjust the levels of various compensation elements and compensation mix as necessary for each individual.

Stock Plan.  As previously indicated, we provide a substantial portion of NEO compensation in the form of equity awards because we believe that such awards serve to align the interests of NEOs and our shareholders. Equity awards to our NEOs are made pursuant to our Stock Plan, which was approved by shareholders in May 2014, and took effect June 1, 2014. The Stock Plan permits awards in the form of stock options, incentive options, stock appreciation rights, restricted stock, restricted stock units, phantom shares and performance units.  The minimum vesting period under the stock plan is 36 months for restricted stock and 36 months for stock options and stock appreciation rights.

Award of Restricted Stock. At the present time, we believe that performance‑based restricted stock is an effective form of equity compensation because of the alignment it creates with shareholders. After the vesting, there is no holding period requirement as long as specific stock ownership guidelines have been met by the NEO  (see Corporate Governance as it Relates to Executive Compensation, Stock Ownership Guidelines, below). The Stock Plan also contains a clawback provision (see Corporate Governance as it Relates to Executive Compensation, Clawback Provisions, below).

Since 2011, three‑quarters of the restricted stock awards have been delivered as performance‑based and one‑quarter as tenure‑based, to deliver a substantial portion of each NEO’s compensation in the form of at‑risk compensation. The performance criteria for the performance‑based restricted stock awards is a comparison of the TSR performance and EPS growth of the Corporation to the TSR performance and EPS growth of the Performance Peer Group, each weighted equally, utilizing the following relative pay/performance schedule:

	Relative to Performance
Achievement Level	Peer Group	Award Level
Minimum	30th Percentile	50%
Target	Median	100%
70th Percentile	70th Percentile	150%
Maximum	90th Percentile	200%

If CMS’ TSR performance or EPS growth is less than 0% for the three‑year period, the total payout for the three‑year period cannot exceed 100% of the total award based on relative TSR performance or EPS growth to the Performance Peer Group. The 20‑day stock price averages preceding and including the award date and preceding and including the three‑year anniversary of the award date are used to determine the relative TSR performance.  The EPS growth is determined over the three-year performance period beginning with the start of the fiscal year of the grant and ending at the close of the third fiscal year.  The 2014 tenure‑based awards vest if the NEO remains employed by the Corporation on the three‑year anniversary of the date of the award, subject to prorated vesting upon an earlier retirement or termination due to disability.

In 2014, the performance‑based, TSR, restricted stock awards granted in 2011 completed the three‑year performance period. Our TSR for that three‑year period (from January 2011 to January 2014) was 55% while the median TSR for our Performance Peer Group was 44%, placing CMS, by comparison, in the 74th percentile. This resulted in the 2011 performance‑based restricted stock vesting at 160% of target.

In determining the amount of equity compensation that is provided to each NEO in a given year, we consider factors such as retention and incentive practices, the relative percentages of cash and equity paid by the Compensation Peer Group and other market data. The Compensation Committees receive restricted stock award recommendations from the CEO for NEOs other than the CEO based upon these factors, which the Compensation Committees review and approve or modify. CEO restricted stock awards are determined based principally on overall CEO performance and Compensation Peer Group data. Increases in 2014 equity awards were intended to better align equity awards with the market.

The Compensation Committees, desirous of recognizing Ms. Poppe’s significant contributions and incenting Ms. Poppe to remain with and continue contributing at the Corporation in the future, awarded Ms. Poppe a grant of restricted stock that cliff vests in full five years from the date of grant, provided Ms. Poppe continues to be employed by CMS on that date.

Option Granting Practices.  There have been no stock option grants since August 2003 and there are no outstanding options. The Compensation Committees periodically consider the use of stock options as part of the current compensation package for officers but have determined not to include stock options for LTI at this time.    If a stock option were to be granted, the stock plan prohibits:

•	re-pricing by reducing the exercise price,
•	buy-backs, and
•	cancelation of previously granted stock options and subsequent re-grant at a lower exercise price than the canceled stock option.

Perquisites

As part of our competitive compensation plan, our NEOs are eligible for limited perquisites provided by or paid for by us, which include an annual mandatory executive physical examination, retired executive survivor benefits and relocation expenses. Perquisites provided to our NEOs are reviewed on a regular basis. In 2014, we paid no relocation expenses to NEOs.

Physical Examination

The annual mandatory physical examinations for all NEOs are at a facility of CMS’ choosing and at CMS’ expense. The physical is required because the Compensation Committees believe that it is an effective method of protecting the NEOs and the Corporation from preventable health‑related disruptions.

Retired Executive Survivor Benefit

The retired executive survivor benefit plan,  which has been closed to new participants since July 1, 2011,  provides a survivor benefit after retirement for certain employees who held high‑level management or executive positions prior to their retirement. This self‑funded plan is a supplement to the retired employees’ group term life insurance plan. For additional information regarding the retired executive survivor benefit, see Potential Payments upon Termination or Change‑in‑Control, below.

Post‑Termination Compensation

Severance and Change‑in‑Control Benefits.    Certain NEOs are eligible to receive severance payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance as well as change‑in‑control benefits upon a qualifying event or circumstance after there has been a change‑in‑control of CMS. For additional information regarding severance and change‑in‑control benefits, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had a qualifying termination or change‑in‑control occurred on December 31, 2014, see Potential Payments upon Termination or Change‑in‑Control, below.

We believe that these severance and change‑in‑control arrangements are an important part of our executive compensation program and will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern they may have regarding their own continued employment, prior to or following a change‑in‑control. These agreements are useful for recruitment and retention, as nearly all members of the Compensation Peer Group have comparable agreements in place for their senior employees.

Deferred Compensation Plans

We have two deferred compensation plans that allow certain employees, including our NEOs, to defer receipt of base salary and/or incentive payments: Deferred Salary Savings Plan (“DSSP”) and the Annual Incentive Plan. The Annual Incentive Plan allows for deferral of up to 100% of the annual incentive award. CMS does not match incentive amounts that are deferred pursuant to the Annual Incentive Plan. Participants have only an unsecured contractual commitment from us to pay the amounts due under both the DSSP and the Annual Incentive Plan. None of the NEOs elected to defer their 2014 annual incentive awards. For additional information regarding the DSSP, see DSSP, under Narrative to 2014 Nonqualified Deferred Compensation Table, below.

We offer these plans to be competitive with market practice and to permit highly taxed employees to defer the obligation, at their discretion, to pay taxes on certain elements of compensation that they are entitled to receive. The provisions of the DSSP and the Annual Incentive Plan permit them to do this while also receiving investment returns on deferred amounts. We believe these benefits are useful as retention and recruitment tools as many of the Compensation Peer Group companies provide similar plans to their senior employees.

Tax‑Qualified Pension and Retirement Plans

The Corporation sponsors tax‑qualified pension and retirement savings plans that cover a broad group of employees.

Consumers Pension Plan

The Consumers Pension Plan (the “Pension Plan”) is a funded, tax‑qualified, noncontributory defined‑benefit pension plan that covers salaried employees hired on or before June 30, 2003. Each of the NEOs except for Mr. Butler and Ms. Poppe who were hired after June 30, 2003, participate in the Pension Plan.  Mr. Malone qualifies for the Pension Plan based on his years of service prior to being rehired on August 14, 2006.  For additional information regarding the Pension Plan, see Pension Plan, under Narrative to 2014 Pension Benefits and DB SERP Table, below.

Defined Company Contribution Plan

Salaried employees, including NEOs, hired after June 30, 2003 are eligible to participate in the Defined Company Contribution Plan (“DCCP”). CMS provides a contribution equal to 6% of regular compensation to the DCCP on behalf of the employee. Mr. Butler and Ms. Poppe are the only NEOs covered under the DCCP. For additional information regarding the DCCP, see DCCP, under Narrative to 2014 All Other Compensation Table, below.

Supplemental Executive Retirement Plans (“SERP”)

The Corporation maintains two supplemental executive retirement plans that allow certain employees, including eligible NEOs, to receive benefits in excess of the benefits that would be payable under the Pension Plan and DCCP.

Defined Benefit SERP

The Defined Benefit SERP (the “DB SERP”) is an unfunded plan, paid out of our general assets, which provides an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan (ignoring IRC limits) and the amount actually payable under the Pension Plan. Any employee, including any NEO, who was hired or promoted to an eligible position after March 31, 2006, is not eligible to participate in the DB SERP. Each of the NEOs except for Mr. Butler and Ms. Poppe who were hired after March 31, 2006, and Mr. Malone, who was rehired after March 31, 2006, participate in the DB SERP. For additional information regarding the DB SERP, see DB SERP, under the Narrative to 2014 Pension Benefits and DB SERP Table, below.

Defined Contribution SERP

The Defined Contribution SERP (the “DC SERP”) is a nonqualified tax deferred defined contribution plan established for employees, including NEOs, not eligible to participate in the DB SERP. Mr. Butler, Mr. Malone and Ms. Poppe participate in the DC SERP. For additional information regarding the DC SERP, see DC SERP, under the Narrative to 2014 Nonqualified Deferred Compensation Table, below.

We believe that our pension and retirement plans and the SERPs are a useful part of the NEO compensation program and assist in the retention of our senior executives since benefits increase for each year that these executives remain employed by us and continue their work on behalf of our shareholders. We have considered the issue of potential overlap between the two long‑term focused plans (SERPs and equity compensation) and concluded that both are appropriate elements. The SERPs are designed to provide a predictable retirement income, and the equity plan is performance-based and variable and is designed to align the interests of NEOs with our shareholders. Further, both long-term focused plans are market practice and supportive of the philosophy to provide a competitive NEO compensation program.

Employees’ Savings Plans

Under the Employees’ Savings Plan for Consumers and affiliated companies, a tax‑qualified defined contribution retirement savings plan (the “Savings Plan”), participating employees, including NEOs, may contribute a percentage of their regular earnings into their Savings Plan accounts. For additional information regarding the Savings Plan, see Savings Plan, under Narrative to 2014 All Other Compensation Table, below.

We maintain the Savings Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Savings Plan permits employees to make such savings in a manner that is relatively tax‑efficient.

Corporate Governance as it Relates to Executive Compensation

Stock Ownership Guidelines

We have established stock ownership guidelines for our officers. These guidelines require our officers to maintain or establish an equity stake in CMS and thereby more closely link their interests with those of our shareholders. These stock ownership guidelines provide that, within five years of becoming an officer or promotion to a higher ownership requirement, each officer must own shares of Common Stock with a value of one to five times base salary, depending on his or her position. Shares of performance‑based restricted stock are not counted toward stock ownership guidelines.

The following table illustrates the required NEO stock ownership guidelines:

John G. Russell	5 X base salary
Thomas J. Webb	3 X base salary
Daniel J. Malone	2 X base salary
John M. Butler	2 X base salary
Patricia K. Poppe	1 X base salary
Catherine M. Reynolds	2 X base salary
David G. Mengebier	2 X base salary

All NEOs met these guidelines as of December 31, 2014. Failure of an officer to comply with the guidelines shall result in the following:

•	All future restricted stock awards will have sale restrictions until compliance is achieved;
•

If after three years, an officer is not actively making progress toward the guidelines, 50 percent of any annual incentives may be paid in shares of restricted stock at the discretion of the Compensation Committees;

•	After the compliance deadline, officers will not be authorized to sell shares of Common Stock if such a sale would cause them to drop below the ownership guidelines; and
•	After the compliance deadline, a portion or all of any annual incentive will be paid in shares of restricted stock as necessary to bring the officer into compliance with the ownership guidelines.

No Pledging or Hedging of Stock

We prohibit our officers and directors from pledging or purchasing on margin Common Stock, engaging in selling short our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.

Clawback Provisions

The Compensation Committees have approved “clawback” provisions for certain compensation and benefit plans. These provisions provide the Compensation Committees the discretion to require the forfeiture and return of past benefits or awards if there is a restatement of financial results. The Compensation Committees may also, at their discretion, require a return of a benefit or award in the event of a mistake or accounting error in the calculation of such benefit or award.

Shareholder’s Advisory Vote to Approve Executive Compensation

As part of the Compensation Committees’ on‑going review of executive compensation, we considered the affirmative 2014 shareholder advisory vote (approximately 98% of the votes cast) to approve executive compensation as described in last year’s Proxy Statement and determined that the current philosophy, objectives and compensation elements continue to be appropriate. As such, the Compensation Committees did not make any changes to our executive compensation programs in response to the 2014 shareholder vote. Despite the overwhelmingly high level of shareholder support, we continue to monitor best practices and emerging trends and engage with our large institutional holders regarding compensation elements. In response to the shareholder advisory vote for an annual frequency (87.9% of votes cast) from the Corporation’s 2011 Annual Meeting, the Boards approved and adopted a one year annual frequency for future advisory votes by shareholders to approve executive compensation.

Tax Deductibility of Compensation

IRC Section 162(m) limits the tax deductibility of compensation in excess of $1 million paid to a corporation’s CEO and to the other three highest compensated executive officers (other than the CFO) unless such compensation qualifies as performance‑based and is paid pursuant to a plan which is approved by shareholders of the Corporation. The Annual Incentive Plan awards and performance‑based restricted stock are intended to qualify as performance‑based compensation. Because the Compensation Committees also recognize the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m), the Compensation Committees may approve nondeductible compensation if necessary or desirable to achieve the goals of our compensation philosophy.

COMPENSATION AND HUMAN RESOURCES

COMMITTEES REPORT

The Compensation Committees of the Boards of Directors of CMS and Consumers (the “Boards”) oversee CMS’ and Consumers’ compensation program on behalf of the Boards. In fulfilling their oversight responsibilities, the Compensation Committees reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committees recommended to the Boards that the Compensation Discussion and Analysis be included in CMS’ and Consumers’ Annual Report on Form 10‑K for the fiscal year ended December 31, 2014, CMS’ Proxy Statement on Schedule 14A relating to CMS’ 2015 Annual Meeting of Shareholders and Consumers’ Information Statement on Schedule 14C, each of which will be or has been filed with the SEC.

COMPENSATION AND HUMAN RESOURCES COMMITTEES

William D. Harvey (Chair)

Deborah H. Butler (1)

Kurt L. Darrow

Stephen E. Ewing

Kenneth L. Way

John B. Yasinsky

(1) Ms. Butler was elected to the Boards, Compensation and Human Resources Committees and Finance Committees effective January 22, 2015.

2014 COMPENSATION TABLES

2014 Summary Compensation Table

The following table contains compensation information for the NEOs of CMS and Consumers for the last three fiscal years.

2014 Summary Compensation Table

					Change in
					Pension Value &
					Nonqualified
				Non-Equity	Deferred
			Stock	Incentive Plan	Compensation	All Other
		Salary	Awards (1)	Compensation(2)	Earnings(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
(a)	(b)	(c )	(d)	(e)	(f)	(g)	(h)
John G. Russell	2014	1,110,000	3,618,055	1,376,400	5,300,933	45,885	11,451,273
President and CEO,	2013	1,075,000	3,089,631	1,451,250	1,157,575	43,551	6,817,007
CMS and Consumers	2012	1,045,000	2,952,106	1,097,250	3,166,177	13,578	8,274,111
Thomas J. Webb	2014	685,000	913,643	509,640	1,524,236	30,585	3,663,104
Executive Vice President and
CFO,	2013	685,000	854,024	554,850	16,671	29,511	2,140,056
CMS and Consumers	2012	675,000	874,227	425,250	1,342,570	28,878	3,345,925
Daniel J. Malone (5)	2014	440,000	642,035	327,360	216,466	83,742	1,709,603
Senior Vice President,	2013	395,000	602,869	319,950	13,582	68,323	1,399,724
Consumers	2012	375,000	586,379	236,250	140,447	64,656	1,402,732
John M. Butler	2014	435,000	592,640	323,640	-	100,604	1,451,884
Senior Vice President,	2013	420,000	552,602	340,200	-	88,700	1,401,502
CMS and Consumers	2012	400,000	533,051	252,000	-	85,341	1,270,392
Patricia K. Poppe (5)	2014	283,000	843,756	157,914	-	59,313	1,343,983
Vice President,	2013	N/A	N/A	N/A	N/A	N/A	N/A
Consumers	2012	N/A	N/A	N/A	N/A	N/A	N/A
Catherine M. Reynolds (5)	2014	385,000	424,716	286,440	1,005,246	18,671	2,120,073
Senior Vice President,	2013	N/A	N/A	N/A	N/A	N/A	N/A
CMS and Consumers	2012	N/A	N/A	N/A	N/A	N/A	N/A
David G. Mengebier	2014	375,000	395,084	255,750	992,997	18,271	2,037,102
Senior Vice President,	2013	365,000	351,663	271,013	-	16,743	1,004,419
CMS and Consumers	2012	350,000	346,479	202,125	721,084	16,038	1,635,726

______________

(1)The amounts represent the aggregate grant date fair value of the awards, which, with respect to those awards with a performance component, is based upon probable outcome of the performance conditions, determined pursuant to the Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation—Stock Compensation (ASC 718) and take into account the expected Common Stock dividend yield associated with the 2012, 2013 and the 2014 awards. See Note 13, Stock‑Based Compensation, to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10‑K for the year ended December 31, 2014, for a discussion of the relevant assumptions used in calculating the aggregate award date fair value pursuant to ASC 718. The TSR vesting condition related to the performance‑based restricted stock awards is considered a market condition and not a performance condition under ASC 718. Accordingly, there is no grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on achievement of market conditions.  The EPS growth vesting condition is a performance condition under ASC 718.  The 2014 grant date fair value for performance shares was $1,373,619 for Mr. Russell; $346,885 for Mr. Webb; $243,743 for Mr. Malone; $225,000 for Mr. Butler; $75,000 for Ms. Poppe; $161,257 for Ms. Reynolds and $150,000 for Mr. Mengebier.

The grant date fair value for EPS growth performance-based restricted stock, assuming the maximum of the performance goals, would have been $2,747,238 for Mr. Russell; $693,770 for Mr. Webb; $487,486 for Mr. Malone; $450,000 for Mr. Butler; $150,000 for Ms. Poppe; $322,514 for Ms. Reynolds and $300,000 for Mr. Mengebier.

(2)The amounts reported in this column for 2014 consist of cash incentive awards earned in 2014 under our Annual Incentive Plan.

(3)This column does not reflect compensation paid to the NEO. This column represents the aggregate annual increase, as of December 31, 2012, December 31, 2013, and December 31, 2014, in actuarial values of each of the NEO’s benefits under our Pension Plan and DB SERP. The actuarial values are pursuant to Financial Accounting Standards Board Accounting Codification Topic 715, Plan Accounting‑Defined Benefit Plans (ASC 715), and take into account discount rates and implementation of the new mortality table. These two changes and assumptions have caused a material increase in the pension value from prior years.

See Note 12, Retirement Benefits, to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10‑K for the year ended December 31, 2014, for a discussion of the relevant assumptions used in determining these amounts. Mr. Butler and Ms. Poppe do not participate in the Pension Plan or DB SERP. Mr. Malone does not participate in the DB SERP.

(4)Detail supporting all other compensation for 2014 is reflected in the 2014 All Other Compensation Table, below.

(5)Ms. Poppe and Ms. Reynolds were not NEOs prior to 2014.  As of March 1, 2015, Mr. Malone and Ms. Poppe are each Senior Vice Presidents of CMS and Consumers.

Narrative to 2014 Summary Compensation Table

Employment Agreements

During 2014, none of the NEOs were employed pursuant to a traditional employment agreement with CMS or Consumers. Messrs. Russell, Webb and Mengebier have each entered into an Executive Severance Agreement that also contains change‑in‑control provisions and Mr.  Butler, Mr. Malone, and Ms. Reynolds have each entered into a Change‑in‑Control Agreement and an Officer Separation Agreement. Ms. Poppe has entered into an Officer Separation Agreement. Please see Potential Payments Upon Termination or Change‑in‑Control, below, for a description of such agreements.

Restricted Stock Awards

Please see Compensation Discussion and Analysis, The Elements of Our Executive Compensation Program, Equity Compensation, above for a description of the Stock Plan, pursuant to which restricted stock is awarded.

Cash Incentives

In 2014, the Compensation Committees established potential cash incentives for each of our NEOs under the Annual Incentive Plan. The amount of the potential incentive was tied to satisfaction of EPS and OCF targets approved by the Compensation Committees. The Annual Incentive Plan incentives were earned by the NEOs at 102% of the target level for EPS and at 103% of the target level for OCF for a combined total payout of 124% of the target level and are reported as “Non‑Equity Incentive Plan Compensation” in the 2014 Summary Compensation Table. Please see Compensation Discussion and Analysis, The Elements of Our Executive Compensation Program, Cash Compensation, above for a description of the Annual Incentive Plan.

Salary and Incentive in Proportion to Total Compensation as Defined by the 2014 Summary Compensation Table

Our NEOs generally receive from 38% to 59% of their compensation in the form of base salary and cash incentive awards under our Annual Incentive Plan. As noted in the Compensation Discussion and Analysis, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. We believe that our current compensation program gives our NEOs substantial alignment with shareholders, while also permitting us to provide incentive to the NEOs to pursue specific short‑ and long‑term performance goals. Please see Compensation Discussion and Analysis, Objectives of Our Executive Compensation Program, above for a description of the objectives of our compensation program and overall compensation philosophy.

2014 All Other Compensation Table

We provide our NEOs with additional benefits that we believe are reasonable, competitive and consistent with CMS’ and Consumers’ overall executive compensation program. The following table contains information regarding these other benefits for 2014.

2014 All Other Compensation Table

		Registrant
	Registrant	Contributions to
	Contributions	Nonqualified
	to Employees’	Deferred	Life
	Savings Plan and	Compensation	Insurance
	DCCP	Plans (1)	Premium	Other (7)	Total
Name	($)	($)	($)	($)	($)
John G. Russell	9,360	30,600	2,640	3,285	45,885
Thomas J. Webb	9,360	15,300	2,640	3,285	30,585
Daniel J. Malone	9,240	69,475 (3)	1,742	3,285	83,742
John M. Butler	24,775 (2)	70,820 (4)	1,724	3,285	100,604
Patricia K. Poppe	24,948 (5)	29,958 (6)	1,122	3,285	59,313
Catherine M. Reynolds	9,360	4,500	1,526	3,285	18,671
David G. Mengebier	9,360	4,140	1,486	3,285	18,271

______________

(1)	The amounts reflected in this column are also disclosed in the subsequent 2014 Nonqualified Deferred Compensation Table (column (c)).
(2)	Includes $15,600 contributed by the Corporation under the DCCP.
(3)	Includes $62,995 contribution by the Corporation under the DC SERP and $6,480 contribution by the Corporation under the DSSP.
(4)	Includes $64,520 contributed by the Corporation under the DC SERP and $6,300 contributed by the Corporation under the DSSP.
(5)	Includes $15,600 contributed by the Corporation under the DCCP.
(6)	Includes $29,130 contributed by the Corporation under the DC SERP and $828 contributed by the Corporation under the DSSP.
(7)

The amounts reflected in this column represent the maximum amount expended on an individual mandatory annual executive physical examination for a NEO. The maximum amount is used for all NEOs to ensure that no protected health‑related information is disclosed.

Narrative to 2014 All Other Compensation Table

DCCP

Salaried employees, including NEOs, hired after June 30, 2003 are eligible to participate in the DCCP. Under the DCCP, CMS provides a contribution equal to 6% of regular compensation, up to the IRC compensation limit  ($260,000 for 2014), to the DCCP on behalf of the employee which vests immediately and is payable upon termination of employment. Mr. Butler and Ms. Poppe are the only NEOs covered under the DCCP.

Savings Plan

Under the Savings Plan for Consumers and affiliated companies, participating employees may contribute a percentage of their regular earnings into their Savings Plan accounts. NEOs, because they are considered highly compensated, may only contribute up to 20%, subject to the IRC annual dollar limit. In addition, under the Savings Plan, we match an amount equal to 60% of the first 6% of employees’ regular earnings contributions. The matching contribution is allocated among the participant employees’ investment choices. As explained above, participants in our DCCP receive an employer contribution of 6% of regular earnings to their Savings Plan. Amounts held in Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the IRC regulations.

2014 Grants of Plan-Based Awards

The following table summarizes non‑equity and equity awards made to our NEOs during 2014.

2014 Grants of Plan‑Based Awards Table

								All Other
								Stock	Grant
		Estimated Future Payouts			Estimated Future Payouts			Awards	Date Fair
		Under Non‑Equity			Under Equity			Number of	Value of
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			Shares of	Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock(3)	Awards(4)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
John G. Russell	1/22/2014	—	—	—	51,007	102,014	204,028	—	2,702,300
	1/22/2014	—	—	—	—	—	—	34,005	915,755
	—	166,500	1,110,000	2,220,000	—	—	—	—	—
Thomas J. Webb	1/22/2014	—	—	—	12,881	25,762	51,524	—	682,422
	1/22/2014	—	—	—	—	—	—	8,586	231,221
	—	61,650	411,000	822,000	—	—	—	—	—
Daniel J. Malone	1/22/2014	—	—	—	9,051	18,102	36,204	—	479,512
	1/22/2014	—	—	—	—	—	—	6,035	162,523
	—	39,600	264,000	528,000	—	—	—	—	—
John M. Butler	1/22/2014	—	—	—	8,355	16,710	33,420	—	442,640
	1/22/2014	—	—	—	—	—	—	5,570	150,000
	—	39,150	261,000	522,000	—	—	—	—	—
Patricia K. Poppe	1/22/2014	—	—	—	2,785	5,570	11,140	—	147,546
	1/22/2014	—	—	—	—	—	—	1,857	50,010
	11/13/2014	—	—	—	—	—	—	20,000	646,200
	—	19,103	127,350	254,700	—	—	—	—	—
Catherine M. Reynolds	1/22/2014	—	—	—	5,988	11,976	23,952	—	317,238
	1/22/2014	—	—	—	—	—	—	3,991	107,478
	—	34,650	231,000	462,000	—	—	—	—	—
David G. Mengebier	1/22/2014	—	—	—	5,570	11,140	22,280	—	295,093
	1/22/2014	—	—	—	—	—	—	3,713	99,991
	—	30,938	206,250	412,500	—	—	—	—	—

______________

(1)

These amounts consist of cash awards under our Annual Incentive Plan. For each NEO, the actual payment was 124% of target and is reported as Non‑Equity Incentive Plan compensation in the 2014 Summary Compensation Table. These cash awards were granted and earned in 2014, with the payouts approved by the Compensation Committees in January 2015 and the awards paid in February 2015.

(2)

These awards consist of the performance‑based restricted stock awarded under our Stock Plan. Seventy‑five percent (75%) of the 2014 annual restricted stock awards were performance‑based and vest 100% three years after the original award date, contingent on a comparison of CMS’ TSR performance and EPS growth to the Performance Peer Group.

(3)

Includes the remaining 25% of the 2014 annual restricted stock awards awarded under our Stock Plan that vest based upon tenure only on the three-year anniversary of the award date.  Ms. Poppe received an award of 20,000 shares on 11/13/2014 for long-term retention purposes that cliff vests on the five-year anniversary of the award date.

(4)

The amounts in column (j) are based upon the aggregate grant date fair value of the awards reported in columns (g) and (i) as determined pursuant to ASC 718, based upon probable outcome of the performance‑based vesting conditions. See Note 13, Stock‑Based Compensation, to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10‑K for the year ended December 31, 2014, for a discussion of the relevant assumptions used in calculating these amounts pursuant to ASC 718.

2014 Outstanding Equity Awards

The following table provides information regarding unvested restricted stock awards for each of the NEOs at December 31, 2014.

Outstanding Equity Awards at Fiscal Year‑End 2014 Table

	Option Awards				Stock Awards
Equity
							Equity	Incentive
							Incentive	Plan
							Plan	Awards:
							Awards:	Market or
							Number of	Payout Value
						Market	Unearned	of Unearned
	Number of	Number of			Number of	Value	Shares,	Shares,
	Securities	Securities			Shares or	of Shares or	Units or	Units or
	Underlying	Underlying			Units of	Units of	Other	Other
	Unexercised	Unexercised	Option	Option	Stock	Stock	Rights	Rights
	Options -	Options -	Exercise	Expiration	That Have	That Have	That Have	That Have
	Exercisable	Unexercisable	Price	Date	Not Vested(1)	Not Vested(2)	Not Vested(1)(3)	Not Vested(2)(3)
Name	(#)	(#)	($)	($)	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
John G. Russell	-	-	-	-	95,444	3,316,679	616,720	21,431,020
Thomas J. Webb	-	-	-	-	26,181	909,790	169,542	5,891,585
Daniel J. Malone	-	-	-	-	18,132	630,087	117,336	4,077,426
John M. Butler	-	-	-	-	16,612	577,267	107,486	3,735,139
Patricia K. Poppe	-	-	-	-	40,253	1,398,792	33,984	1,180,944
Catherine M. Reynolds	-	-	-	-	8,507	295,618	54,602	1,897,420
David G. Mengebier	-	-	-	-	10,816	375,856	69,956	2,430,971

______________

(1)

Vesting dates for the outstanding shares of restricted stock (based upon the combination of tenure‑based awards (column (f)) reflected at the original share amounts awarded and performance‑based awards (column (h)) reflected at the maximum level awarded (200% of target) under the Stock Plan) are as follows:

Mr. Russell:  239,937 (1/26/15); 226,798 (1/24/16); 139,717 (1/22/17); and 105,712 (3/21/17)

Mr. Webb:  71,055 (1/26/15); 62,690 (1/24/16); 35,282 (1/22/17); and 26,696 (3/21/17)

Mr. Malone:  47,659 (1/26/15); 44,254 (1/24/16); 24,795 (1/22/17); and 18,760 (3/21/17)

Mr. Butler:  43,327 (1/26/15); 40,565 (1/24/16); 22,888 (1/22/17); and 17,318 (3/21/17)

Ms. Poppe:  14,030 (1/26/15); 11,802 (1/24/16); 7,631 (1/22/17); 15,000 (1/24/2017); 5,774 (3/21/17); and 20,000 (11/13/19)

Ms. Reynolds:  17,333 (1/26/15); 16,965 (1/24/16); 16,401 (1/22/17); and 12,410 (3/21/17)

Mr. Mengebier:  28,160 (1/26/15); 25,815 (1/24/16); 15,255 (1/22/17); and 11,542 (3/21/17)

For performance‑based restricted stock awards, in lieu of dividends, recipients receive additional performance‑based shares of restricted stock that will vest/forfeit based on CMS’ performance and are included above.

The 2014 performance-based portion of the grants  were equally divided between TSR performance and EPS growth and have two different vesting dates respectively (1/22/17 and 3/21/2017).

(2)	Calculated based upon the year‑end closing price of Common Stock of $34.75 per share.
(3)

Per SEC regulations, the shares and dollars disclosed in the above table in columns (h) and (i), are based upon the maximum award allowable under the Stock Plan. Please see Compensation Discussion and Analysis,  The Elements of Our Executive Compensation Program, Equity Compensation, above for a description of the Stock Plan.

2014 Stock Vested

The following table provides information concerning the vesting of stock during 2014 for each NEO.

2014 Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized On	Acquired on	Realized On
	Exercise	Exercise	Vesting	Vesting (1)
Name	(#)	($)	(#)	($)
(a)			(b)	(c)
John G. Russell	-	-	197,219	5,317,024
Thomas J. Webb	-	-	61,671	1,662,650
Daniel J. Malone	-	-	41,576	1,120,889
John M. Butler	-	-	37,079	999,650
Patricia K. Poppe	-	-	23,383	628,126
Catherine M. Reynolds	-	-	15,599	420,549
David G. Mengebier	-	-	25,415	685,188

______________

(1)

The value realized is based upon the Common Stock closing price of $26.96 on January 28, 2014. In 2014, the restricted stock awards from 2011 completed their three‑year performance period. Our TSR for the three‑year period from January 2011 to January 2014 was 55% while the median TSR for the Performance Peer Group was 44% resulting in the performance‑based restricted stock vesting at 160% of target. Ms. Poppe vested 12,000 shares on January 1, 2014 with the value realized based upon the Common Stock closing price of $26.77 on December 31, 2013.

2014 Pension Benefits and DB SERP

The following table provides information concerning defined benefit plans as of December 31, 2014 for each NEO.

2014 Pension Benefits and DB SERP Table

		Number of	Present
		Years	Value of
		Credited	Accumulated
		Service(1)	Benefit
Name	Plan Name	(#)	($)
(a)	(b)	(c)	(d)
John G. Russell	Pension Plan	33	1,545,049
	DB SERP	34.17	13,996,009
Thomas J. Webb	Pension Plan	12.55	799,968
	DB SERP	22.55	7,114,928
Daniel J. Malone(2)	Pension Plan	25.77	823,501
	DB SERP	N/A	N/A
John M. Butler(2)	Pension Plan	N/A	N/A
	DB SERP	N/A	N/A
Patricia K. Poppe(2)	Pension Plan	N/A	N/A
	DB SERP	N/A	N/A
Catherine M. Reynolds	Pension Plan	35	1,747,723
	DB SERP	35	1,731,171
David G. Mengebier	Pension Plan	24	1,192,248
	DB SERP	31.72	2,877,318

______________

(1)

The DB SERP provides for an additional year of service credit for each year of service (“preference service”) until the total of actual and additional service equals 20 years of service (during the first 10 years of service). After this limit is reached, no additional preference service is provided. Each of the participating NEOs has reached this limit and, accordingly, is not eligible to accrue additional service credits. The addition of preference service to the DB SERP benefit formula provides an increase to the DB SERP non‑qualified benefit but does not affect the Pension Plan benefit. The present value benefit augmentation attributable to the preference service under the DB SERP is as follows: Mr. Russell $472,869; Mr. Webb $3,450,069; Ms. Reynolds $0; and Mr. Mengebier $887,762.

(2)

Mr. Butler and Ms. Poppe, who were hired after June 30, 2003, are not eligible to participate in the Pension Plan or DB SERP. Mr. Malone who was rehired after March 31, 2006, is not eligible to participate in the DB SERP. Mr. Malone qualifies for the Pension Plan based on his years of service prior to being rehired on August 14, 2006. See the 2014 All Other Compensation Table and the 2014 Nonqualified Deferred Compensation Table and the corresponding footnotes for details regarding the plans in which Mr. Butler, Mr. Malone, and Ms. Poppe participate.

Narrative to 2014 Pension Benefits and DB SERP Table

Pension Plan

The Pension Plan is a funded, tax‑qualified, noncontributory defined benefit pension plan. Benefits under the Pension Plan are based on the employee’s years of service, age at retirement and the sum of the five highest calendar years of base salary while employed with us and our affiliated companies divided by 60. Base salary excludes overtime pay and incentive and does not exceed the IRC compensation limit for a qualified pension plan. Benefits are payable after retirement in the form of an annuity or a lump sum. The standard form of benefit is a life annuity for an unmarried employee and a 50% joint and survivor annuity for a married employee, with additional forms of joint and survivor annuities available under the plan. The benefit formula is equal to 2.1% for the first 20 years of service and 1.7% for the next 15 years of service, to a maximum percentage of 67.5% for 35 years of service reduced by a Social Security adjustment equal to 0.5% multiplied by 1/12th of the average of the participant’s three most recent years of compensation, up to the maximum Social Security covered compensation for each year of service counted in the formula. To the extent an employee exceeds 35 years of service under the Pension Plan, an additional $20 per month is added to the annuity after the adjustment for Social Security for each full year of service above 35. In accordance with SEC guidelines, the present value information contained in this report is based on ASC 715 assumptions and is applied using the age at which a benefit is unreduced. Early retirement subsidies provided by the benefit formula of the Pension Plan and the actual discount rate required by the U.S. Department of Treasury may provide a greater present value to a participant retiring on or after age 55 but prior to the age of an unreduced benefit.

The Pension Plan provides a pre‑retirement survivor benefit to the spouse of a married employee or one named beneficiary of an unmarried employee. The Pension Plan provides a disability retirement benefit to employees with at least 15 years of service who are found by CMS to be totally and permanently disabled equal to $26.00 for each year of plan service, plus an additional $350 per month if the participant does not qualify for any Social Security disability benefit. The minimum monthly disability benefit is $450.

The Pension Plan currently limits the annual annuity benefit under IRC Section 415 to no more than $210,000 payable at age 65. Messrs. Russell, Webb, Mengebier and Ms. Reynolds are currently eligible to elect early retirement. The remaining NEOs eligible to participate in the Pension Plan are below the minimum retirement age of 55. At the minimum retirement age of 55, 65% of the normal retirement age (age 65) benefit is available. The Pension Plan retirement benefit is unreduced at age 62. The Pension Plan provides an add‑on benefit for long‑term employees when an employee retires on or after age 58 and has 30 or more years of service. This add‑on benefit is equal to the participant’s accrued retirement income as of September 1, 2000, if any, multiplied by the early retirement percentage at the time of the employee’s retirement, and is added to the retiring employee’s retirement annuity. The Present Value of Accumulated Benefit column above is determined using the ASC 715, Plan Accounting‑Defined Benefit Plans assumptions including a discount rate (currently 4.10%) and mortality (currently based on the 2014 mortality table with projected mortality improvements).

DB SERP

The DB SERP is an unfunded (for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”)) non‑qualified supplemental defined benefit retirement plan that provides benefits based on pay, incentives and added service that are not provided by the Pension Plan. In addition, for officers, including NEOs, the DB SERP provides for an additional year of service credit for each year of service until the total of actual and additional service equal 20 years of service and includes any awards under the Annual Incentive Plan as earnings. The maximum benefit under the DB SERP is attained after 35 years (including the additional years of service credit) and no further service credit is provided. Based on prior service, all of the participating NEOs have reached the additional service credit limit. Benefits under the DB SERP plan are payable after retirement to NEOs in the form of an annuity. No NEO has the option for a lump sum payment. The benefit formula used to determine the DB SERP annuity is the same as that used for the Pension Plan; however the DB SERP does not contain the add‑on benefit described above. The Pension Plan annuity is subtracted from the DB SERP annuity to determine the annuity payable from the DB SERP. Although a rabbi trust (a trust that is established for the benefit of its participants except that creditors of the Corporation can obtain the assets of the trust) has been established by the Corporation for purposes of paying DB SERP benefits, participants have an unsecured contractual commitment from CMS to pay the amounts due under this plan. Participants with five full years of service who voluntarily terminate service with CMS prior to age 55 receive a benefit without inclusion of incentives and added service starting the first of the month on or after their 55th birthday at a level equal to 38.3% of the age 65 benefit. At the minimum retirement age of 55, 65% of the normal retirement age (age 65) benefit is available. The DB SERP benefit is unreduced at age 62. NEOs have elected a single life annuity or a monthly annuity. The Present Value of Accumulated Benefit column in the table above is determined using the ASC 715 assumptions including a discount rate (currently 4.10%) and mortality (currently based on the 2014 mortality table with projected mortality improvements).

2014 Nonqualified Deferred Compensation

The following table contains nonqualified deferred compensation information for our NEOs for 2014.

2014 Nonqualified Deferred Compensation Table(1)

					Aggregate
		Executive	Registrant	Aggregate	Withdrawals/	Aggregate
		Contributions	Contributions	Earnings	Distributions	Balance at
		in Last FY(2)	in Last FY(3)	in Last FY	in Last FY	Last FYE(4)
Name	Plan Name	($)	($)	($)	($)	($)
(a)		(b)	(c)	(d)	(e)	(f)
John G. Russell	DSSP	51,000	30,600	38,275	—	434,306
Thomas J. Webb	DSSP	25,500	15,300	15,004	(62,847)	278,539
Daniel J. Malone	DSSP	10,800	6,480	2,253	—	47,877
	DC SERP	—	62,995	19,643	—	331,865
John M. Butler	DSSP	10,500	6,300	4,996	—	105,398
	DC SERP	—	64,520	16,812	—	421,403
Patricia K. Poppe	DSSP	1,380	828	25	—	2,233
	DC SERP	—	29,130	4,841	—	105,293
Catherine M. Reynolds	DSSP	7,500	4,500	547	—	18,126
David G. Mengebier	DSSP	6,900	4,140	6,378	—	121,735

______________

(1)

Nonqualified deferred compensation plans are plans providing for deferral of compensation that do not satisfy the minimum coverage nondiscrimination and other rules that qualify broad‑based plans for favorable tax treatment under the IRC. For CMS, this table only includes the DSSP and DC SERP and does not include CMS’ contributions or related CMS match to the Savings Plan which is a tax‑qualified defined contribution plan and shown in the 2014 All Other Compensation Table.

(2)	This compensation is also reflected in the 2014 Summary Compensation Table—Salary column.
(3)	This compensation is reflected in the 2014 Summary Compensation Table—All Other Compensation column.
(4)

The following amounts were previously reported as compensation in the Summary Compensation Tables for 2013 and 2012, respectively: Messrs. Russell $78,720/—; Webb $41,280/$40,800; Butler $70,380/$66,723; Malone $63,815/$59,627; and Mengebier $10,560/$9,600.

Narrative to 2014 Nonqualified Deferred Compensation Table

DSSP

An employee who has base salary (excluding any bonus, incentive or other premium pay) before deductions for taxes and other withholdings in excess of the IRC compensation limit is eligible and may elect to participate in the DSSP. The DSSP is an unfunded (for the purposes of ERISA) nonqualified tax deferred defined contribution plan. The DSSP is funded by CMS through the use of trusts. However, participants have only an unsecured contractual commitment from us to pay the amounts due under the DSSP and any funds are considered general assets of CMS and are subject to claims of creditors.

A participant in the DSSP may elect in the prior year to defer from 1% to 6% of his or her base salary that exceeds the IRC compensation limit and CMS will match 60% of the deferral; provided that the participant must also defer at least 6% of base salary under the Savings Plan. In addition, a DSSP eligible participant may elect an additional deferral up to 50% of the participant’s base salary for the calendar year. This additional deferral is not eligible for a Corporation match. The combined maximum total of the DSSP deferral amount and the 6% Savings Plan deferral is 62% of base salary. At the time a participant elects a deferral, a distribution election is also made for this class year deferral. Each class year deferral is payable either at a certain date five or more years in the future or upon separation from service with CMS either as a series of payments over 2 to 15 years or in a lump sum. The participant decides how Corporation contributions are invested among a broad array of mutual funds selected by CMS and provided by the record keeper. Earnings in the DSSP are based on the change in market value of the mutual funds selected by the participant.

DC SERP

The Corporation established a DC SERP for employees not eligible to participate in the DB SERP. Under the DC SERP, the Corporation provides an amount equal to 5%, 10% or 15% (depending on salary grade) of employee regular earnings plus any awards under the Annual Incentive Plan. Funds equal to the DC SERP are transferred to a mutual fund family at the time CMS makes a contribution. Earnings or losses are based on the rate of return of the mutual funds selected by the participant. Although the DC SERP is funded by us, participants have an unsecured contractual commitment from us to pay the amounts due under this plan. Mr. Butler and Ms. Poppe who were hired on July 17, 2006 and January 1, 2011, respectively, and Mr. Malone who was rehired on August 14, 2006 are the only NEOs covered under the DC SERP (at the 10% level). Full vesting under the DC SERP occurs at age 62 with a minimum of five years of service. Vesting is on a pro‑rata basis for years prior to age 62.

Potential Payments upon Termination or Change‑in‑Control

As noted above under Compensation Discussion and Analysis, Post‑Termination Compensation, Severance and Change‑in‑Control Benefits, our executives are eligible to receive severance and change‑in‑control benefits upon a qualifying termination of employment. These benefits are provided through three separate types of agreements:

•	Executive Severance Agreements (“ES Agreements”)
•	Officer Separation Agreements (“OS Agreements”)
•	Change‑in‑Control Agreements (“CIC Agreements”)

We have entered into ES Agreements with three of the NEOs (Messrs. Russell, Webb and Mengebier) that provide for payments and other benefits if the NEO is terminated under circumstances specified in the ES Agreement at a time when CMS has not undergone a change‑in‑control (as defined in the ES Agreement). The ES Agreements also provide for payments and other benefits if the NEO is terminated under the circumstances specified in the ES Agreement within two years following a change‑in‑control of CMS. We have entered into OS Agreements with four of our NEOs (Mr. Butler,  Mr. Malone, Ms. Reynolds, and Ms. Poppe). The OS Agreements provide for payments and other benefits if the officer is terminated under circumstances specified in the OS Agreement at a time when we have not undergone a change‑in‑control (as defined in the CIC Agreement). We have entered into CIC Agreements with three of our NEOs (Mr. Butler, Mr. Malone, and Ms. Reynolds) that provide for payments and other benefits only if the NEO is terminated under the circumstances specified in the CIC Agreements within two years following a change‑in‑control of CMS. Ms. Poppe does not have a CIC Agreement.  A description of the terms of each of these agreements follows.

ES Agreements and OS Agreements.  All of the ES Agreements and the OS Agreements provide for payments of certain benefits, as described in the table below, upon circumstances of termination of the employment of the NEO. Central to an understanding of the rights of each NEO is an understanding of the definition of “Cause.” For purposes of these agreements:

•

We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including willful and continued failure to perform duties consistent with the scope and nature of his or her position, committing an act materially detrimental to the financial condition and/or goodwill of CMS or its subsidiaries, or is subject to a specified criminal legal action for activities relating to an act of fraud, embezzlement, theft, or other act constituting a felony involving moral turpitude.

•	If the Corporation does not have Cause and terminates a NEO who has an ES Agreement or an OS Agreement for any reason, the NEO receives the benefits described in the table below.

These agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against the Corporation and certain associated individuals and entities. These agreements also include non‑compete and non‑solicitation provisions that would apply for a period of

12 months following the NEO’s termination of employment and non‑disparagement and confidentiality provisions that would apply for an unlimited period of time following the NEO’s termination of employment. Payments under these agreements are made in lump sums.

Under the OS Agreements, tenure‑based restricted stock awards will vest on a pro‑rata basis based upon the service provided prior to the termination date while performance‑based restricted stock awards will vest at the end of the performance period on a pro‑rata basis based on service provided during the performance period up to the termination date and actual performance of the Corporation. Under the ES Agreements, for a non‑change‑in‑control termination, all restricted stock awarded will be forfeited upon termination.

CIC Agreements and Provisions.  All of the ES Agreements and CIC Agreements contain provisions that provide for payments in the event of a change‑in‑control. The change‑in‑control provisions (“CIC Provisions”) function in a manner similar to the severance provisions in the ES Agreements and the OS Agreements, except that NEOs become entitled to benefits under the CIC Provisions only in the event of a double trigger consisting of a change‑in‑control and qualifying termination of employment during the two‑year period following the change‑in‑control. As part of the CIC Provisions, a portion of the severance payments to a terminated NEO is consideration for the NEO entering into a “non‑compete” agreement.

A change‑in‑control of CMS is defined in both the ES Agreements and the CIC Agreements to mean:

•	the consummation of certain types of transactions, including mergers and the sale of all, or substantially all, of our assets;
•

the acquisition by any person or entity of the beneficial ownership of securities representing 25% or 30% (depending upon the particular agreement) or more of the combined voting power of our then outstanding voting securities;

•

a change in the composition of our Board such that individuals who at the effective date of the agreement constituted the Board and any new directors elected or nominated by at least 2/3 of the directors who were either directors at the effective date of the agreement or were so elected or nominated, cease for any reason to constitute a majority of the Board; or

•	the liquidation or distribution of all or substantially all of our assets.

The definitions of Cause and Good Reason are central to an understanding of the NEO’s rights under the CIC Provisions. Under the CIC Provisions, “Cause” has the same meaning as set forth in the ES Agreements and the OS Agreements discussed above.

The NEO is said to have Good Reason to terminate his or her employment under the CIC Provisions if the assignment to the NEO of duties is materially inconsistent with his or her position (including status, offices, titles, and reporting requirements), authority, or responsibilities as in effect immediately prior to the change‑in‑control; the Corporation takes any action which results in a material diminution of the NEO’s position, authority, duties, or responsibilities as constituted immediately prior to the change‑in‑control (excluding an isolated, insubstantial, and inadvertent action which is remedied by the Corporation promptly after receipt of notice thereof given by the NEO); there is a material reduction in the NEO’s base salary, incentive opportunity, Stock Plan award level, benefits, or status; or under other circumstances specified in the definition, including the relocation of the NEO’s principal job location or office to more than 35 miles from its location at the time of entry into the CIC Agreement.

Severance benefits are payable in a lump sum.

The benefits to be provided to the NEOs in each of those situations are described in the table below, which assumes that the termination had taken place on December 31, 2014, the last business day of our most recent fiscal year.

As part of the ES Agreements, CMS has agreed to pay any IRC Section 280G and Section 4999 excise taxes that the NEO would be subject to as a result of the payments following change‑in‑control. The CIC Agreements with each of Mr. Butler, Mr. Malone, and Ms. Reynolds do not contain tax gross‑up provisions. The CIC Agreements contain a “best net benefit” provision which provides that the Corporation’s payments to the NEO can be reduced to the extent that no portion of the reduced payments shall be subject to the excise tax, but only if the NEO’s net after‑tax benefit is greater than his or her net after‑tax benefit would have been if such reduction were not made and the NEO paid the excise tax.

Restricted stock under the CIC Agreements includes double‑trigger vesting provisions (meaning, both a change‑in‑control and a qualifying termination of employment must occur in order for the equity to vest). Under the CIC Agreements, all tenure‑based restricted stock awards will vest upon a change‑in‑control and performance‑based will vest on a pro‑rata basis based upon the service provided prior to the change‑in‑control date with any performance‑based restrictions vesting at target level. Under the ES Agreements’ CIC Provisions, all restricted stock awarded will vest with any restricted stock subject to performance‑based restrictions vesting at target level.

NEOs cannot receive benefits under both the CIC Provisions and the severance provisions of their agreement(s).

Retirement/Disability/Death.  Upon death, 100% of the restricted stock vests with any performance‑based restricted stock vesting at target levels. Upon retirement or disability, tenure‑based restricted stock awards will vest on a pro‑rata basis based upon the service provided prior to retirement or disability while performance‑based restricted stock awards vest at the end of the performance period on a pro‑rata basis based on service provided during the performance period prior to the retirement or disability and actual performance of the Corporation during the performance period. In the case of retirement or disability, the Compensation Committees have the discretion, in exceptional circumstances, to waive the forfeiture of restricted stock awarded.

Retired Executive Survivor Benefit.  The retired executive survivor benefit plan provides a survivor benefit after retirement for certain employees who held high‑level management or executive positions prior to their retirement. This plan is a supplement to the retired employees’ group term life insurance plan. The amount of the survivor benefit payable to a participant’s beneficiary upon the participant’s death equals 140% of annualized base salary preceding the date of retirement. This amount is reduced by 10% on every anniversary of the participant’s retirement until the benefit amount reaches a minimum of 50% of the initial benefit amount. The amount is further reduced based on insurance payable by other company life insurance plans.

The plan was closed to new participants on July 1, 2011. An eligible participant must be a minimum of 60 years old at the time of retirement or termination to qualify for retired executive survivor benefits. As of December 31, 2014,  Mr. Webb is over the age of 60 and is eligible for benefits under this plan. The value of Mr. Webb’s benefit would range from a minimum of $472,000 to a maximum of $951,500 depending on the date of his death relative to his retirement date.

The following table provides information concerning potential payments upon termination or change‑in‑control as of December 31, 2014 for each NEO.

Potential Payments Upon Termination or Change‑in‑Control Table

	John G.	Thomas J.	Daniel J.	John M.	Patricia K.	Catherine M.	David G.
	Russell	Webb	Malone	Butler	Poppe	Reynolds	Mengebier
	($)	($)	($)	($)	($)	($)	($)
Termination Without Cause Payments(1):
Two times 2014 base salary	2,220,000	1,370,000	—	—	—	—	750,000
One and one half times 2014 base salary	—	—	660,000	652,500	424,500	577,500	—
Two times incentive @ 100% 2014
performance target or actual 2013 incentive
payment whichever is greater	2,902,500	1,109,700	—	—	—	—	542,026
Pro‑rata incentive based on service during
year triggered	1,110,000	411,000	—	—	—	—	206,250
Unvested restricted stock awards(2)	—	—	1,803,710	1,648,158	518,713	752,940	—
DC SERP benefit(3)	—	—	165,933	252,842	105,293	—	—
Medical Coverage Payment(4)	39,267	39,267	—	—	—	—	39,267
Total	6,271,767	2,929,967	2,629,643	2,553,500	1,048,506	1,330,440	1,537,543
Change‑in‑Control Payments(5):
Two times 2014 base salary	2,220,000	1,370,000	—	870,000	—	—	750,000
One times 2014 base salary	—	—	440,000	—	—	385,000	—
Two times incentive @ 100% 2014
performance target or actual 2013 incentive
payment whichever is greater	2,902,500	1,109,700	—	—	—	—	542,026
Two times incentive @ 100% 2014
performance target	—	—	—	522,000	—	—	—
One times incentive @ 100% 2014
performance target	—	—	264,000	—	—	231,000	—
Pro‑rata incentive based on service during
year triggered	1,110,000	411,000	264,000	261,000	—	231,000	206,250
Estimated Payment for ‘Non‑compete’
Agreement	2,561,250	1,239,850	704,000	696,000	—	616,000	646,013
DC SERP benefit(3)	—	—	333,133	487,742	—	—	—
Medical Coverage Payment(4)	58,900	58,900	39,267	58,900		39,267	58,900
Unvested restricted stock awards(2)	14,032,189	3,855,582	2,012,257	1,840,198	—	871,750	1,591,342
Excise Tax Equalization Payment(6)	8,569,370	—	—	—	—	—	—
Total	31,454,209	8,045,032	4,056,656	4,735,840	—	2,374,017	3,794,530
Retirement:
Pro‑rata incentive based on service period in
year triggered	1,110,000	411,000	264,000	261,000	127,350	231,000	206,250
Unvested restricted stock awards(2)	9,305,749	2,626,451	1,803,710	1,648,158	518,713	752,940	1,068,377
Total	10,415,749	3,037,451	2,067,710	1,909,158	646,063	983,940	1,274,627

Disability:
Pro‑rata incentive based on service period in
year triggered	1,110,000	411,000	264,000	261,000	127,350	231,000	206,250
Unvested restricted stock awards(2)	9,305,749	2,626,451	1,803,710	1,648,158	802,505	752,940	1,068,377
Total	10,415,749	3,037,451	2,067,710	1,909,158	929,855	983,940	1,274,627
Death:
Pro‑rata incentive based on service period in
year triggered	1,110,000	411,000	264,000	261,000	127,350	231,000	206,250
Unvested restricted stock awards(2)	14,032,189	3,855,582	2,668,800	2,444,836	1,989,264	1,244,328	1,591,342
Total	15,142,189	4,266,582	2,932,800	2,705,836	2,116,614	1,475,328	1,797,592

______________

(1)	Mr. Butler, Mr. Malone, Ms. Reynolds and Ms. Poppe reflect payments under OS Agreements; Messrs. Russell, Webb, and Mengebier are covered by ES Agreements.
(2)	Based upon the year‑end closing price of Common Stock of $34.75 per share. The performance‑based restricted stock awards outstanding are valued based on target levels.
(3)

Mr. Butler’s, Mr. Malone’s, and Ms. Poppe’s DC SERP account balances would fully vest; their unvested balances are $252,842, $165,933, and $105,293 respectively. In addition, in the event of a change‑in‑control, Messrs. Butler and Malone would receive an amount equal to 10% of their salary and incentive‑based change‑in‑control payments.

(4)

Pursuant to the CIC Provisions in the ES Agreements for Messrs. Russell, Webb, and Mengebier, and pursuant to the CIC Agreement for Mr. Butler, Medical Coverage Payments include three years of company‑paid medical expenses. Mr. Malone’s and Ms. Reynolds’ CIC Agreement include two years of company-paid medical expenses. Under the ES Agreements, Termination Without Cause Medical Coverage Payments include two years of company‑paid medical expenses.

(5)

Pursuant to the CIC Provisions in the ES Agreements for Messrs. Russell, Webb and Mengebier, and pursuant to the CIC Agreements for Mr. Butler, Mr. Malone, and Ms. Reynolds. In addition to the amounts shown above, in the event of a change‑in‑control, Mr. Russell, Mr. Webb, Mr. Mengebier, and Ms. Reynolds would receive the following incremental increases in their monthly SERP benefits: $12,866; $5,024; $2,177; and $3,818, respectively.  Ms. Poppe does not have a CIC Agreement.

(6)

As part of the CIC Provisions in the ES Agreements, we will make an Excise Tax Equalization Payment to reimburse the NEO for all applicable excise taxes and all income and employment taxes related to that reimbursement. The listed change‑in‑control payments are generally subject to excise taxes, except for the non‑compete payments and a small portion of the restricted stock awards. Mr. Butler’s, Mr. Malone’s, and Ms. Reynolds’ CIC Agreements do not include Excise Tax Equalization Payments. In addition, Mr. Butler’s, Mr. Malone’s, and Ms. Reynolds’ agreements contain a “best net benefit” provision which could reduce the amount the Corporation will pay if an excise tax is required to be paid by the NEO.

Directors’ Compensation

The following table contains director compensation information for 2014.

2014 Directors’ Compensation Table

	Fees
	Earned or	Stock	All Other
	Paid in Cash	Awards(1)(2)	Compensation(3)	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)
Current Directors:
Jon E. Barfield	100,000	100,016	1,000	201,016
Kurt L. Darrow	95,000	100,016	—	195,016
Stephen E. Ewing	100,833	100,016	—	200,849
Richard M. Gabrys	100,833	100,016	—	200,849
William D. Harvey	100,833	100,016	—	200,849
David W. Joos	245,000	100,016	—	345,016
Philip R. Lochner, Jr.	120,417	100,016	—	220,433
Kenneth L. Way	99,167	100,016	—	199,183
Laura H. Wright	100,000	100,016	—	200,016
John B. Yasinsky	99,167	100,016	12,800	211,983

Former Director:
Michael T. Monahan	45,833	—	1,000	46,833

______________

(1)

Amounts represent the aggregate grant date fair value of the annual equity awards to the non‑employee directors. See Note 13, Stock‑Based Compensation, to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10‑K for the year ended December 31, 2014, for a discussion of the relevant assumptions used in calculating the aggregate grant date fair value pursuant to ASC 718.

(2)

The aggregate number of shares of unvested restricted stock outstanding as of December 31, 2014, for each non-employee Director: Messrs. Barfield, Ewing, Gabrys, Lochner, Way, and Yasinsky were 10,086; Mr. Harvey was 9,269; Ms. Wright was 7,163; Mr. Darrow was 5,213; and Mr. Joos was 3,417.

(3)

All Other Compensation for the current directors includes company‑paid premiums related to health and life insurance as well as any matching gift contributions made by the Corporation to charitable organizations to which the director made a contribution. The company‑paid premiums for the life insurance and health insurance coverage for Mr. Yasinsky in 2014 were $1,707 and $11,093, respectively. In 2014, the Corporation made matching gift contributions to charitable organizations supported by Messrs. Barfield and Monahan in the amount of $1,000 each. The Corporation’s matching gift contribution program is available to all CMS and Consumers employees and directors and only applies to gifts to Michigan institutions.

Narrative to 2014 Directors’ Compensation Table

Non‑employee director compensation is benchmarked annually. Directors who are CMS or Consumers employees do not receive retainers or fees for service on the Boards or as a member of any Committees. Non‑employee directors receive an annual retainer fee and restricted stock award for service on the CMS and Consumers Boards and additional annual retainer fees for certain Committee positions. Directors are reimbursed for expenses incurred in attending Boards or Committees meetings and other company business.

In 2014, directors who were not CMS or Consumers employees each received an annual cash retainer fee of $95,000. In addition, the Chair of the Audit Committees received an annual cash retainer fee of $15,000 and each other member of the Audit Committees received an annual cash retainer fee of $5,000. The Chairs of the Compensation, Finance and Governance Committees each received an additional annual cash retainer fee of $10,000.  The Chairman of the Board received an additional annual cash retainer fee of $150,000. Annual retainer fees are paid based on the number of months served on the Boards in each respective capacity. There are no annual retainer fee changes in 2015.

In May 2014, all then‑current non‑employee directors, were awarded a number of shares of restricted stock with a fair market value at the time of award of $100,016.  These shares of restricted stock are 100% tenure‑based and vest 100% three years from the original award date. In 2015, the annual restricted stock award will have a fair market value at the time of the May 2015 award of approximately $110,000, an increase of $10,000 from 2014.  These shares of restricted stock are 100% tenure-based and vest 100% one year from the original award date. Under our Stock Plan, non-employee directors may defer receipt of their annual equity awards until a deferral date selected by the director.  If a deferral election is made by the director, the equity awards subject to the deferral election will be granted as restricted stock units rather than restricted stock awards.

Stock ownership guidelines have been adopted by the Boards that align further the interests of the directors with the shareholders. Directors are required to hold CMS Common Stock equivalent in value to five times their annual cash retainer by the end of the fifth calendar year of becoming a director. In the event a director has not met the stock ownership guidelines in the prescribed time frame, in lieu of the director receiving his or her monthly cash retainer, the retainer will be used to purchase CMS Common Stock until such time as the guideline has been met. All directors currently comply with this stock ownership requirement or are currently expected to comply by the end of their fifth calendar year of becoming a director.

Pursuant to the Directors’ Deferred Compensation Plan (“DCP”), a CMS or Consumers director who is not an employee may, at any time prior to a calendar year in which cash retainer fees are to be earned, irrevocably elect to defer payment, through written notice to CMS or Consumers, of all or a portion of any of the cash retainer fees that would otherwise be paid to the director. Deferred amounts will be distributed in a lump sum or in annual installments in cash, as specified in the director’s initial election. Fidelity Investments, an independent record keeper, administers the Directors’ DCP. The participant decides how contributions are invested among a broad array of mutual funds selected by and provided by the record keeper. Funds equal to the amounts deferred are transferred to Fidelity Investments. Our payment obligations to the director remain an unsecured contractual right to a payment. Messrs.  Barfield, Joos and Lochner participated in the Directors’ DCP in 2014.

Effective with the Annual Meeting of Shareholders in May 2004, the Boards’ retirement payments policy was discontinued. Although certain current and previously retired directors’ accrued benefits under the policy will be preserved, no further years of service will be accrued nor will future increases in the cash retainer impact the preserved payments under this policy. Prior to its discontinuance, the directors’ retirement payments policy provided those directors who retire with five years of service on the Boards with annual retirement payments equal to the retainer. These payments continue for a period of time equal to the director’s years of service on the Boards. All preserved payments will cease at the death of the retired director. Messrs. Yasinsky and Way are covered by this policy.

All non‑employee directors historically had been offered optional life insurance coverage, business‑related travel accident insurance, and optional health care insurance, and CMS paid the premiums associated with participation by directors. These insurance coverages will not be provided by the Corporation to directors who had not elected the optional coverage prior to the 2004 Annual Meeting of Shareholders. Only Mr. Yasinsky is eligible for this coverage.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Corporation is conducting an advisory (non‑binding) vote to approve its compensation programs for its Named Executive Officers (NEOs) as disclosed in this Proxy Statement in accordance with SEC rules. The Compensation Committees did not make any changes to our executive compensation program since the last shareholder vote, which strongly favored the program (approximately 98% of votes cast were affirmative). We continue to engage with our large institutional holders regarding compensation elements.

As described in detail under Compensation Discussion and Analysis in this Proxy Statement, the Corporation’s compensation program is organized around four principles: (1) NEO compensation should be aligned with increasing shareholder value, (2) the compensation program for NEOs should enable the Corporation to compete for and secure top executive talent, (3) NEO compensation should reward measurable results, and (4) the compensation program should be fair and competitive.

We have established our executive compensation program based on balance and simplicity:

•	Base salary is targeted to approximate the median of a peer group made up of companies of similar business profile and size, and to reflect individual performance and internal considerations;
•	Annual incentive awards are based on the achievement of EPS and operating cash flow goals; and
•

The LTI program consists of performance‑based restricted stock and tenure‑based restricted stock (75% and 25%, respectively, in 2014). The performance‑based portion is eligible to vest after three years dependent upon our TSR and adjusted EPS growth, each weighted equally, relative to the Corporation’s Performance Peer Group, while the tenure‑based portion vests on the third anniversary of the award date.

We annually review all elements of the Corporation’s executive compensation program and, in addition to complying with required rules, we adopt current best practices where appropriate for our business and shareholders. As a result, we have:

•

Very limited perquisites—no planes, cars, clubs, security or financial planning. The principal perquisite provided to our executives in 2014 was an annual mandatory physical examination for each NEO. Our perquisites had a cost to the Corporation of less than $10,000 for each NEO in 2014;

•	Clawbacks in place for the annual incentive and LTI programs;
•	Stock ownership guidelines for NEOs and directors, with unvested performance‑based restricted stock awards excluded when determining compliance with stock ownership guidelines;
•	Annual reviews of our compensation and performance peer groups;
•	Regular briefings from the independent compensation consultant regarding key trends and pending regulations;
•

No traditional employment agreements. Our executive agreements are limited to severance, separation and change‑in‑control, and those that are new or have been extended by the Compensation Committees do not contain tax gross‑ups. Base salary and annual incentive severance amounts do not exceed three times the NEO’s base salary and annual incentive amount. Change‑in‑control agreements require a double‑trigger for the accelerated vesting of equity awards in the event of a change‑in‑control;

•

No dividends paid on unvested performance‑based restricted stock awards. In lieu of dividends, recipients receive additional shares of restricted stock that vest based on the same performance measures applicable to the underlying restricted stock; and

•	A policy that prohibits hedging and pledging of the Corporation’s securities by employees and directors.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

This proposal gives our shareholders the opportunity to express their views on the overall compensation of our NEOs and the compensation philosophy, policies and practices disclosed in this Proxy Statement. For the reasons discussed above, we are asking our shareholders to indicate their support for our NEO compensation by voting FOR the following resolution at the 2015 Annual Meeting:

RESOLVED: that the compensation paid to the Corporation’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, is APPROVED.

This vote is an advisory vote only, and therefore it will not bind the Corporation, the Boards or the Compensation Committees. The vote results will not create or imply any change to the Corporation’s fiduciary duties or create or imply any additional fiduciary duties for the Corporation or the Boards. However, the Boards value the opinions that the shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as they deem appropriate.

Consistent with the direction of our shareholders, the advisory vote on NEO compensation is held on an annual basis until the next non‑binding shareholder vote on the frequency with which the advisory vote on NEO compensation should be held.

The CMS Board recommends that shareholders vote to approve the non-binding advisory proposal to approve the compensation of the Corporation’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure.

REPORT OF THE AUDIT COMMITTEES

The Audit Committees of the Boards of Directors of CMS and Consumers oversee CMS' and Consumers' financial reporting process on behalf of the Boards. Management has the primary responsibility for the preparation, presentation and accuracy of the consolidated financial statements and the financial reporting process, including the systems of internal controls. The Audit Committees rely, without independent verification, on the information provided to them and on the representations made by management, the internal auditors and the independent auditors. Accordingly, the Audit Committees' oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committees' considerations and discussions referred to below do not assure that the audit of CMS' and Consumers' financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB"), that the financial statements are presented in accordance with United States generally accepted accounting principles, or that CMS' and Consumers' auditors are in fact "independent."

In discharging their oversight responsibilities, the Audit Committees reviewed and discussed with management of CMS and Consumers the audited consolidated financial statements of

CMS and Consumers set forth in CMS' and Consumers' 2014 Annual Report to Shareholders and CMS' and Consumers' Annual Report on Form 10-K for the year ended December 31, 2014. The Audit Committees also discussed with PricewaterhouseCoopers LLP ("PwC"), the independent registered public accounting firm for CMS and Consumers in 2014, who are responsible for performing an independent audit of CMS' and Consumers' financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by PCAOB Statement on Auditing Standards No. 16—Communication with Audit Committees.

The Audit Committees have received a report on the quality control procedures of PwC. The Audit Committees have also discussed with management, the internal auditors and PwC the quality and adequacy of CMS' and Consumers' internal controls, with particular focus on compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committees reviewed with the internal auditors and PwC their audit plans and audit scope.

The Audit Committees have received from PwC the written communications required by applicable requirements of the PCAOB regarding PwC's communications with the Audit Committees concerning independence and have discussed with PwC their independence from CMS and Consumers. The Audit Committees have discussed with PwC the compatibility of non-audit services with the auditor's independence and have satisfied themselves as to PwC's independence.

In reliance on the review and discussions referred to above, the Audit Committees recommended to the Boards that the audited consolidated financial statements be included in CMS' and Consumers' Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

AUDIT COMMITTEES

Richard M. Gabrys (Chair)
Jon E. Barfield
Philip R. Lochner, Jr.
Myrna M. Soto (1)
Laura H. Wright

(1) Ms. Soto was elected to the Boards, Audit Committees and Governance and Public Responsibility Committees effective January 22, 2015.

FEES PAID TO THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

PwC was the principal independent registered public accounting firm for CMS and Consumers for the years 2014 and 2013. Fees, including expenses, for professional services provided by PwC in each of the last two fiscal years are:

	2014	2013
Audit Fees.....................................................................	$ 5,070,000	$ 4,520,000
Audit‑Related Fees...........................................................	186,200	136,200
Tax Fees.........................................................................	50,000	—
All Other Fees...............................................................	1,013,755	216,800
Total Fees.....................................................................	$ 6,319,955	$ 4,873,000

Audit fees include fees associated with the annual audit, the reviews of our quarterly reports on Form 10‑Q, comfort letters, required statutory audits, fees related to the audit of our internal controls over financial reporting as required by the Sarbanes‑Oxley Act of 2002 and other attest services. Audit‑related fees include fees associated with assistance related to accounting systems and controls. Tax fees include fees for tax compliance, tax advice and tax planning. Other fees are related to disaster recovery, digital customer experience program and business impact analysis activities.

The Audit Committees have adopted a policy that requires advance approval for all audit, audit‑related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre‑approval by the Audit Committees of specifically defined audit and non‑audit services. Unless the specific service has been previously pre‑approved with respect to that year, the Audit Committees must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committees have delegated to the Chair of the Audit Committees authority to approve permitted services, provided that the Chair reports any decisions to the Audit Committees at their next scheduled meeting. One hundred percent of the services performed by the principal independent registered public accounting firm were approved in accordance with the policy in 2014.

PROPOSAL 3: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committees of CMS’ and Consumers’ Boards have adopted the following policy:

The Audit Committees’ selection of the Corporation’s independent auditor shall be submitted to the Corporation’s shareholders for their ratification at the Corporation’s

Annual Meeting of Shareholders. If a majority of shares voted do not ratify the Audit Committees’ selection, the Audit Committees will consider the shareholder views when considering its selection of a different independent auditor for the Corporation or its continued retention of its existing auditor for that year.

The Audit Committees have selected PwC, independent registered public accounting firm, to audit our consolidated financial statements for the year 2015. A representative of PwC will be present at the 2015 Annual Meeting of Shareholders and will have an opportunity to make a statement and respond to appropriate questions.

Your Boards recommend a vote to ratify the appointment of the independent registered public accounting firm for 2015.

2016 PROXY STATEMENT INFORMATION

Under SEC rules, if a shareholder wishes to submit a proposal for possible inclusion in our 2016 Proxy Statement pursuant to Rule 14a‑8 of the Exchange Act, we must receive it on or before December 1, 2015. Our Bylaws provide that in order for a shareholder to propose business or nominate persons for election to our Boards at an annual meeting, written notice containing the information required by the Bylaws must be delivered to our Corporate Secretary no later than 60 days nor earlier than 90 days before the anniversary of the prior year’s annual meeting, that is, after February 1, 2016 but no later than March 2, 2016 for the 2016 Annual Meeting. Shareholder proposals and nominations should be addressed to: Corporate Secretary, CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M82278-P60988

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CMS ENERGY CORPORATION

The Board of Directors recommends a vote FOR Items 1 through 3.

1. ELECTION OF DIRECTORS

Nominees:

	For	Against	Abstain
1a. Jon E. Barfield	☐	☐	☐
1b. Deborah H. Butler	☐	☐	☐
1c. Kurt L. Darrow	☐	☐	☐
1d. Stephen E. Ewing	☐	☐	☐
1e. Richard M. Gabrys	☐	☐	☐
1f. William D. Harvey	☐	☐	☐
1g. David W. Joos	☐	☐	☐
1h. Philip R. Lochner, Jr.	☐	☐	☐
1i. John G. Russell	☐	☐	☐
1j. Myrna M. Soto	☐	☐	☐
1k. Laura H. Wright	☐	☐	☐

	For	Against	Abstain
2. Advisory vote to approve the corporation's executive compensation.	☐	☐	☐
3. Ratification of independent registered public accounting firm (PricewaterhouseCoopers LLP).	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

HOUSEHOLDING ELECTION

	Yes	No
Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M82279-P60988

CMS ENERGY CORPORATION
Annual Meeting of Shareholders
May 1, 2015
This proxy is solicited by the Board of Directors

The undersigned appoints DAVID W. JOOS, JOHN G. RUSSELL and MELISSA M. GLEESPEN, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of CMS Energy Corporation to be held at the Corporate Headquarters located at One Energy Plaza, Jackson, Michigan, at 9:00 AM Eastern Daylight Saving Time on May 1, 2015 and at any postponement(s) or adjournment(s) thereof. Said proxies, and each of them present and acting at the meeting, may vote upon the matters set forth on the reverse side hereof and with discretionary authority on all other matters that come before the meeting, all as more fully set forth in the Proxy Statement received by the undersigned. The shares represented hereby will be voted on the proposals as specified.

IF THIS PROXY IS RETURNED SIGNED BUT NOT FULLY - COMPLETED, IT WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL UNCOMPLETED ITEMS.

IF YOU CANNOT VOTE BY TELEPHONE OR INTERNET, PLEASE VOTE, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE. THANK YOU FOR YOUR PROMPT RESPONSE.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side